Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF GEORGIA

ATLANTA DIVISION

In re:	)	Chapter 11
)
CARAUSTAR INDUSTRIES, INC. et al,[1]	)	Case Nos. 09-73830;
	)	09-73835 - 09-73837;
Debtors.	)	09-73839 - 09-73841;
	)	09-73843 - 09-73851; and
	)	09-73853 - 09-73855
	)	Joint Administration Proposed

DISCLOSURE STATEMENT FOR DEBTORS’ JOINT PLAN OF REORGANIZATION

May 31, 2009

Date by which Ballots must be received:            , 2009 Date by which objections to Confirmation of the Plan must be filed and served:            , 2009 Hearing on Confirmation of the Plan:            , 2009 at [            ] [    .m.] (Prevailing Eastern Time)

KING & SPALDING LLP

James A. Pardo, Jr.

Georgia Bar No. 561206

jpardo@kslaw.com

Mark M. Maloney

Georgia Bar No. 468104

mmaloney@kslaw.com

Michelle L. Carter

Georgia Bar No. 114571

mcarter@kslaw.com

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Telephone: (404) 572-4600

Facsimile: (404) 572-5100

Proposed Counsel to the Debtors and Debtors-in-Possession

[1]

The Debtors are: Caraustar Industries, Inc. (Tax ID No. 58-1388387), Austell Holding Company, LLC, Camden Paperboard Corporation (Tax ID No. 22-2906400), Caraustar Custom Packaging Group, Inc. (Tax ID No. 58-2467838), Caraustar Custom Packaging Group (Maryland), Inc. (Tax ID No. 52-0269940), Caraustar, G.P. (Tax ID No. 57-1092701), Caraustar Industrial & Consumer Products Group, Inc. (Tax ID No. 34-1662420), Caraustar Mill Group, Inc. (Tax ID No. 58-2260608), Caraustar Recovered Fiber Group, Inc. (Tax ID No. 52-2207418), Chicago Paperboard Corporation (Tax ID No. 36-3307876), Federal Transport, Inc. (Tax ID No. 23-2187126), Gypsum MGC, Inc. (Tax ID No. 58-2592488), Halifax Paper Board Company, Inc. (Tax ID No. 62-1778263), McQueeney Gypsum Company (Tax ID No. 76-0177025), McQueeny Gypsum Company, LLC, Paragon Plastics, Inc. (Tax ID No. 57-0773729), PBL Inc. (Tax ID No. 58-2475016), RECCMG, LLC, and Sprague Paperboard, Inc. (Tax ID No. 06-1544472). The mailing address for Caraustar Industries, Inc. is 5000 Austell Powder Springs Road, Suite 300, Austell, Georgia, 30106.

THIS DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT. THE FILING AND DISSEMINATION OF THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSTRUED AS A SOLICITATION OF ACCEPTANCES OF THE PLAN, NOR SHOULD THE INFORMATION CONTAINED HEREIN BE RELIED UPON FOR ANY OTHER PURPOSE UNTIL THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE.

	B.	OTHER FIRST-DAY RELIEF		26

V.	THE PLAN OF REORGANIZATION			28
	A.	GENERAL		28
	B.	CLASSIFICATION AND ALLOWANCE OF CLAIMS & EQUITY INTERESTS GENERALLY		29
		1.	Classification and Allowance	29
	C.	PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS, DIP FACILITY CLAIMS AND PRIORITY TAX CLAIMS		29
		1.	Administrative Expense Claims	29
		2.	DIP Facility Claims	31
		3.	Priority Tax Claims	31
	D.	NON-SUBSTANTIVE CONSOLIDATION AND CLASSIFICATION OF CLAIMS		32
	E.	PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS		32
		1.	Priority Non-Tax Claims (Class 1)	33
		2.	Other Secured Claims (Class 2)	33
		3.	Prepetition Credit Facility Claims (Class 3)	33
		4.	Secured Industrial Revenue Bond Claims (Class 4)	33
		5.	Unsecured Industrial Revenue Bond Claims (Class 5)	33
		6.	General Unsecured Claims (Class 6)	34
		7.	Senior Notes Claims (Class 7)	34
		8.	Caraustar Equity Interests (Class 8)	34
	F.	IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS THAT ARE IMPAIRED; ACCEPTANCE OR REJECTION OF THE PLAN		35
		1.	Holders of Claims Entitled to Vote	35
		2.	Acceptance by an Impaired Class	35
		3.	Nonconsensual Confirmation	36
	G.	MEANS OF IMPLEMENTATION		36
		1.	Reorganized Caraustar Securities	36
		2.	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors	37
		3.	Corporate Governance, Directors, Officers and Corporate Action	38
		4.	Cancellation of Liens	39
		5.	Exit Financing	39
		6.	Management Incentive Plan	39
		7.	Additional Transactions Authorized Under the Plan	40
	H.	PROVISIONS GOVERNING DISTRIBUTIONS		40
		1.	Distributions for Class 7 Claims or Class 8 Interests	40
		2.	Interest on Claims	40
		3.	Distributions by Disbursing Agent	41
		4.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	41
		5.	Record Date for Distributions	42
		6.	Allocation of Plan Distributions Between Principal and Interest	42
		7.	Means of Cash Payment	42

		8.	Sources of Cash for Plan Distributions	42
		9.	Withholding and Reporting Requirements	43
		10.	Setoffs	43
		11.	Fractional Shares	43
		12.	Exemption for Securities Law	43
	I.	TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES AND PENSION PLANS		44
	J.	PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS AND DISPUTED INTERESTS		45
		1.	Objections to and Estimation of Claims	45
		2.	No Distributions Pending Allowance	46
		3.	Distributions on Account of Disputed Claims Once They Are Allowed	46
		4.	Reinstated Claims	46
	K.	CONFIRMATION AND CONSUMMATION OF THE PLAN		46
		1.	Conditions to Confirmation	46
		2.	Conditions to Effective Date	47
	L.	EFFECT OF PLAN CONFIRMATION		49
		1.	Binding Effect	49
		2.	Exculpations and Releases	49
		3.	Injunction	51
		4.	Term of Bankruptcy Injunction or Stays	52
	M.	MISCELLANEOUS PLAN PROVISIONS		52
		1.	Surrender of Instruments	52
		2.	Post-Confirmation Date Retention of Professionals	52
		3.	Bar Date for Certain Administrative Expense Claims	53
		4.	Effectuating Documents and Further Transactions	53
		5.	Corporate Action	53
		6.	Exemption from Transfer Taxes	53
		7.	Payment of Statutory Fees	54
		8.	Amendment or Modification of the Plan; Approval of the Ad Hoc Committee	54
		9.	Severability of Plan Provisions	54
		10.	Successors and Assigns	54
		11.	Revocation, Withdrawal or Non-Consummation of the Plan	55
		12.	Notice	55
		13.	Governing Law	56
		14.	Tax Reporting and Compliance	56
		15.	Exhibits	56
		16.	Filing of Additional Documents	56
		17.	Reservation of Rights	56

VI.	VOTING PROCEDURES AND REQUIREMENTS			57
	A.	VOTING DEADLINE		57
	B.	HOLDERS OF CLAIMS ENTITLED TO VOTE		58
	C.	VOTE REQUIRED FOR ACCEPTANCE BY A CLASS		58
		1.	Class of Claims	58

		2.	Class of Interests	58
	D.	VOTING PROCEDURES		58
		1.	Ballots	58
		2.	Special Instructions for Holders of Noteholder Claims	59
		3.	Withdrawal or Change of Votes on the Plan	59

VII.	CONFIRMATION OF THE PLAN			59
	A.	CONFIRMATION HEARING		59
	B.	STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN		60
		1.	Acceptance	60
		2.	Fair and Equitable Test	61
		3.	Feasibility	62
		4.	Best Interests Test and Liquidation Analysis	62

VIII.	PROJECTED FINANCIAL INFORMATION AND REORGANIZATION VALUE			63
	A.	PROJECTED FINANCIAL INFORMATION		63
	B.	REORGANIZATION VALUE		64

IX.	DESCRIPTION OF CAPITAL STOCK OF REORGANIZED CARAUSTAR			68
	A.	NEW COMMON STOCK		68
	B.	MANAGEMENT INCENTIVE PLAN		68
	C.	REORGANIZED CARAUSTAR SHAREHOLDERS AGREEMENT		68

X.	RISK FACTORS			68
	A.	GENERAL BANKRUPTCY LAW CONSIDERATIONS		69
		1.	Failure to Obtain Confirmation of the Plan May Result in Liquidation or Alternative Plan on Less Favorable Terms	69
		2.	Failure of Occurrence of the Effective Date May Result in Liquidation or Alternative Plan on Less Favorable Terms	70
	B.	OTHER RISK FACTORS		71
		1.	Variances from Projections May Affect Ability to Pay Obligations	71
		2.	Extent of Leverage May Limit Ability to Obtain Additional Financing for Operations	72
		3.	Uncertainty Regarding Exit Facility Credit Agreement May Adversely Affect Success of Reorganization	72
		4.	Assumptions Regarding Value of the Debtors’ Assets May Prove Incorrect	72
		5.	Historical Financial Information May Not Be Comparable	72
		6.	Market and Business Risks May Adversely Affect Business Performance	73
		7.	Cycles, Conditions and Problems Inherent in the Debtors’ Industry May Adversely Affect Financial Results	73
		8.	Future Increases in Raw Material and Other Operating Costs May Adversely Affect Financial Results	74
		9.	Rising Energy Costs May Adversely Affect Financial Results	74

		10.	Cost of Compliance with Government Regulation, Including Environmental Laws, May Adversely Affect Financial Results	75
		11.	Price Fluctuations and Volatility in the Debtors’ Highly Competitive Industry May Adversely Affect Financial Results	75
	C.	RISKS TO CREDITORS WHO WILL RECEIVE SECURITIES		76
		1.	Lack of Established Market for the Securities May Adversely Affect Liquidity	76
		2.	Lack of Dividends on Securities May Adversely Affect Liquidity	76

XI.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			77
	A.	FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS		77
		1.	Bankruptcy Exclusion for Cancellation of Indebtedness Income and Tax Attribute Reduction	78
		2.	Deferral Election for COD Income Under IRC Section 108(i)	79
		3.	Annual IRC Section 382 Limitation on Use of NOLs	80
		4.	Accrued Interest	81
		5.	Federal Alternative Minimum Tax	81
		6.	Federal Income Tax Consequences to Caraustar from the Exchange of New Secured Notes and New Common Stock for the Senior Notes	82
	B.	FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF SENIOR NOTES		82
		1.	General Tax Considerations for Holders of Senior Notes	82
		2.	Federal Income Tax Consequences if the Exchange Qualifies as a “Recapitalization.”	83
		3.	Federal Income Tax Consequences if the Exchange Does Not Qualify as a “Recapitalization.”	84
	C.	FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF NEW SECURED NOTES		85
		1.	Original Issue Discount	85
		2.	Sale, Exchange, or Other Taxable Disposition of New Secured Notes	87
		3.	Non-US Persons	88
	D.	FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF NEW COMMON STOCK		88
	E.	FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OUTSTANDING COMMON STOCK INTERESTS		89
	F.	INFORMATION REPORTING AND BACKUP WITHHOLDING		89
	G.	IMPORTANCE OF OBTAINING PROFESSIONAL TAX ADVICE		90

XII.	CERTAIN FEDERAL and STATE SECURITIES LAW CONSIDERATIONS			90
	A.		Exemption from Registration Requirements for New Securities	90
	B.		Subsequent Transfers of New Securities	90

XIII.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN			91
	A.	CONTINUATION OF THE CHAPTER 11 CASES		91

v

	B.	LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11	92
XIV.		CONCLUSION AND RECOMMENDATION	92

I. INTRODUCTION

On May 31, 2009 (the “Petition Date”),2 Caraustar Industries, Inc. and certain of its subsidiaries, Austell Holding Company, Camden Paperboard Corporation, Caraustar Custom Packaging Group, Inc., Caraustar Custom Packaging Group Maryland, Inc., Caraustar, G.P., Caraustar Industrial & Consumer Products Group, Inc., Caraustar Mill Group, Inc., Caraustar Recovered Fiber Group, Inc., Chicago Paperboard Corporation, Federal Transport, Inc., Gypsum MGC, Inc., Halifax Paper Board Company, Inc., McQueeney Gypsum Company, McQueeney Gypsum Company, LLC, Paragon Plastics, Inc., PBL, Inc., RECCMG, LLC, and Sprague Paperboard, Inc. (collectively, the “Debtors”) filed voluntary petitions for relief (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Georgia (the “Bankruptcy Court”). In all, the Debtors comprise nineteen (19) entities.

The Debtors submit this Disclosure Statement in connection with the solicitation of acceptances and rejections with respect to the Debtors’ Joint Plan of Reorganization (the “Plan”), a copy of which is attached as Exhibit A to this Disclosure Statement.

The purpose of this Disclosure Statement is to set forth information (1) regarding the history of the Debtors, their businesses and the Chapter 11 Cases, (2) concerning the Plan and alternatives to the Plan, (3) advising the holders of Claims and Interests of their rights under the Plan, (4) assisting the holders of Claims and Interests in making an informed judgment regarding whether they should vote to accept or reject the Plan and (5) assisting the Bankruptcy Court in determining whether the Plan complies with the provisions of chapter 11 of the Bankruptcy Code and should be confirmed.

By order dated [                    ], 2009, the Bankruptcy Court approved this Disclosure Statement, in accordance with section 1125 of the Bankruptcy Code, as containing “adequate information” to enable a hypothetical, reasonable investor typical of holders of Claims against, or Interests in, the Debtors to make an informed judgment as to whether to accept or reject the Plan, and authorized its use in connection with the solicitation of votes with respect to the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN. No solicitation of votes may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code. In voting on the Plan, holders of Claims and Interests should not rely on any information relating to the Debtors and their businesses, other than that contained in this Disclosure Statement, the Plan and all exhibits and appendices hereto and thereto.

The Debtors may supplement or amend this Disclosure Statement or any Exhibits attached hereto at any time prior to the hearing to approve the Disclosure Statement.

[2]	Unless otherwise defined elsewhere in this Disclosure Statement, capitalized terms used but not defined herein have the meanings ascribed to them in the Plan or the Bankruptcy Code.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES, AND CONFIRMATION, OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY OTHER PURPOSE. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT AND ANY ACCOMPANYING DOCUMENTS.

ALL CREDITORS AND INTEREST HOLDERS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS AND SCHEDULES ATTACHED TO THE PLAN, WHICH CONTROL IN THE EVENT OF ANY INCONSISTENCY OR INCOMPLETENESS. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE OF THIS DISCLOSURE STATEMENT, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THIS DATE.

ANY STATEMENTS IN THIS DISCLOSURE STATEMENT CONCERNING THE PROVISIONS OF ANY DOCUMENT ARE NOT NECESSARILY COMPLETE, AND IN EACH INSTANCE REFERENCE IS MADE TO SUCH DOCUMENT FOR THE FULL TEXT THEREOF. CERTAIN DOCUMENTS DESCRIBED OR REFERRED TO IN THIS DISCLOSURE STATEMENT HAVE NOT BEEN ATTACHED AS EXHIBITS BECAUSE OF THE IMPRACTICABILITY OF FURNISHING COPIES OF SUCH DOCUMENTS TO ALL RECIPIENTS OF THIS DISCLOSURE STATEMENT.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW OR THE LAWS OF ANY FOREIGN JURISDICTION.

THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY STATE OR FOREIGN SECURITIES REGULATOR, AND NEITHER THE SEC NOR ANY STATE OR FOREIGN SECURITIES REGULATOR HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OF OR CLAIMS AGAINST THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

THIS DISCLOSURE STATEMENT AND ANY ACCOMPANYING DOCUMENTS ARE THE ONLY DOCUMENTS TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. NO SOLICITATION OF VOTES MAY BE MADE EXCEPT AFTER DISTRIBUTION OF THIS DISCLOSURE STATEMENT.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS. THE WORDS “BELIEVE,” “MAY,” “WILL,” “ESTIMATE,” “CONTINUE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS IDENTIFY THESE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED IN ARTICLE X, “RISK FACTORS” AND IN CARAUSTAR’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THE FORWARD-LOOKING EVENTS AND CIRCUMSTANCES DISCUSSED IN THIS DISCLOSURE STATEMENT MAY NOT OCCUR, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. NONE OF THE DEBTORS, NOR ANY OF THE REORGANIZED DEBTORS UNDERTAKE ANY OBLIGATION TO UPDATE PUBLICLY OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND IN ITS EXHIBITS HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

THE DEBTORS’ MANAGEMENT, IN CONSULTATION WITH THEIR PROFESSIONAL ADVISORS, PREPARED THE PROJECTIONS PROVIDED IN THIS DISCLOSURE STATEMENT. WHILE THE DEBTORS HAVE PRESENTED THESE PROJECTIONS WITH NUMERICAL SPECIFICITY, THEY HAVE NECESSARILY BASED THE PROJECTIONS ON A VARIETY OF ESTIMATES AND ASSUMPTIONS THAT, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH WILL BE BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT THEY CANNOT MAKE ANY REPRESENTATIONS AS TO THE ACCURACY OF THESE PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHERMORE, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY DIFFER FROM ANY ASSUMED FACTS AND CIRCUMSTANCES. ALTERNATIVELY, ANY EVENTS AND CIRCUMSTANCES THAT COME TO PASS MAY WELL HAVE BEEN UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, EITHER THE DEBTORS OR THE REORGANIZED DEBTORS.

A.	PARTIES ENTITLED TO VOTE ON THE PLAN

Under the provisions of the Bankruptcy Code, not all parties in interest are entitled to vote on a chapter 11 plan. Creditors or equity interest holders whose claims or interests are not impaired by a plan are deemed to accept the plan under section 1126(f) of the Bankruptcy Code and are not entitled to vote. Creditors or equity interest holders whose claims or interests are impaired by the Plan, but will receive no distribution under the Plan, are also not entitled to vote because they are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. For a discussion of these matters, see Article VI, “Voting Procedures and Requirements” and Article VII, “Confirmation of the Plan.”

The following sets forth which classes are entitled to vote on the Plan and which are not:

•	The Debtors are seeking votes from the holders of Claims in Class 7 and Interests in Class 8.

•

The Debtors are not seeking votes from holders of Claims in Classes 1 through 6 because those Claims are Unimpaired under the Plan, and the holders of Claims in each of these Classes are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan.

For a detailed description of the Classes of Claims and Interests and their treatment under the Plan, see Article V.B-F herein.

B.	SOLICITATION PACKAGE

Accompanying this Disclosure Statement is a package of hard copy materials called the “Solicitation Package.” The Solicitation Package contains copies of, among other things:

•

the Bankruptcy Court order approving the Disclosure Statement and procedures for soliciting and tabulating votes on the Plan (the “Solicitation Order”) which, among other things, approves this Disclosure Statement as containing adequate information, schedules the Confirmation Hearing, sets the voting deadline, sets out the procedures for distributing Solicitation Packages to the holders of Claims against the Debtors, establishes the procedures for tabulating ballots used in voting on the Plan, and sets the deadline for objecting to confirmation of the Plan;

•	the notice of Confirmation Hearing and entry of the Solicitation Order; and

•

one or more ballots and a postage-paid return envelope (ballots are provided only to holders of Claims that are entitled to vote on the Plan), which will be used by creditors and interest holders who are entitled to vote on the Plan.

C.	VOTING PROCEDURES, BALLOTS, AND VOTING DEADLINE

After carefully reviewing the materials in the Solicitation Package and the detailed instructions accompanying your ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan. For your vote to be counted, you must complete and sign your original ballot and return it in the envelope provided (copies will not be accepted). Each ballot has been coded to reflect the Class of Claims or Interests it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded ballot or ballots sent to you with this Disclosure Statement.

For your vote to be counted, your ballot must be properly completed in accordance with the voting instructions on the ballot and received no later than the Voting Deadline (as defined in the Solicitation Order) by the Voting Agent (as defined below). Any ballot received after the Voting Deadline shall be counted at the sole discretion of the Debtors. Do not return any debt instruments or equity securities with your ballot.

Any executed ballot that does not indicate either an acceptance or rejection of the Plan or indicates both an acceptance and rejection of the Plan will not be counted as a vote either to accept or reject the Plan.

If you are a holder of a Claim or Interest who is entitled to vote on the Plan and did not receive a ballot, received a damaged ballot or lost your ballot, please call the Voting Agent, [                            ] (            ) [        ] - [            ].3

If you have any questions about the procedure for voting your Claim or Interest, the packet of materials that you have received, the amount of your Claim, or if you wish to obtain, at your own expense an additional copy of this Disclosure Statement and its appendices and exhibits, please contact the Voting Agent.

FOR FURTHER INFORMATION AND INSTRUCTIONS ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE ARTICLE VI, “VOTING PROCEDURES AND REQUIREMENTS.”

[3]	A telephone number will be provided no later than three (3) business days prior to the objection deadline set with respect to this Disclosure Statement.

Before voting on the Plan, each Holder of Claims or Interests in Classes that are entitled to vote on the Plan should read, in its entirety, this Disclosure Statement, the Plan, the Solicitation Order, the notice of the Confirmation Hearing, and the instructions accompanying the ballots. These documents contain important information concerning how Claims are classified for voting purposes and how votes will be tabulated.

D.	CONFIRMATION HEARING AND DEADLINE FOR OBJECTIONS TO CONFIRMATION

The Bankruptcy Court has scheduled the Confirmation Hearing on [                    ], 2009 at [             .m.] (prevailing Eastern time) before the Honorable [                    ], United States Bankruptcy Judge, at the United States Bankruptcy Court for the Northern District of Georgia, 75 Spring Street, S.W., Courtroom [    ], Atlanta, Georgia 30303. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of adjournment at the Confirmation Hearing, or at any subsequent adjourned Confirmation Hearing. Any objection to Confirmation of the Plan must: (i) be made in writing; (ii) state the name and address of the objecting party and the nature of the claim or interest of such party; (iii) state with particularity the legal and factual basis and nature of any objection to the Plan; and (iv) be filed with the Court, together with proof of service, and served so that they are received on or before [            ], 2009 at [             .m.], prevailing Eastern Time, by the following parties:

Counsel to the Debtors: King & Spalding LLP 1180 Peachtree Street, N.E. Atlanta, Georgia 30309-3521 Attn: James A. Pardo	Counsel for Ad Hoc Committee of Holders: Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Attn: Kristopher M. Hansen

The United States Trustee: Office of the United States Trustee 75 Spring Street Atlanta, Georgia 30303 Attn: [ ]

II. OVERVIEW OF THE PLAN

The following summary is a general overview only, which is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information, and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the Plan. For a more detailed description of the terms and provisions of the Plan, see Article V, “The Plan of Reorganization.” The Debtors, moreover, reserve the right to modify the Plan consistent with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.

A.	GENERAL OVERVIEW

The Plan is based primarily upon a prepetition compromise and lock-up agreement with the holders of the Debtors’ Senior Notes. Specifically, on May 29, 2009, the Debtors entered into a Restructuring and Lockup Agreement (the “Lock-up Agreement”) with the holders of more than 66 2/3% of each of the Debtors’ (i) 7 3/8% Senior Notes due 2009 and (ii) 7 1/4% Senior Notes due 2010, pursuant to which such holders agreed, subject to the terms and conditions contained in the Lock-up Agreement, to support the proposed financial restructuring described in the Plan attached as an exhibit to the Lock-up Agreement. At its core, the Plan, a copy of which is also attached as Exhibit A to this Disclosure Statement, provides that (i) the Debtors’ Senior Notes will be exchanged for New Common Stock and New Secured Notes, each to be issued pursuant to the Plan, (ii) the Debtors’ prepetition credit facility claims will be paid in full in cash, (iii) Caraustar’s existing equity holders will receive a pro rata share of $2,900,000 in consideration of the cancellation of shares of Caraustar’s common stock, and (iv) all other claims will be unimpaired.

B.	SUMMARY OF CLASSIFICATION AND TREATMENT OF ALLOWED CLAIMS AGAINST AND INTERESTS IN EACH OF THE DEBTORS UNDER THE PLAN

The following chart summarizes the projected distributions to holders of Allowed Claims against and Interests in each of the Debtors under the Plan. Although every reasonable effort was made to be accurate, the projections of estimated recoveries are only an estimate. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts allowed by the Bankruptcy Court. As a result of the foregoing and other uncertainties which are inherent in the estimates, the estimated recoveries in this Disclosure Statement may vary from the actual recoveries received. In addition, the ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain confirmation of the Plan and meet the conditions to confirmation and effectiveness of the Plan, as discussed in this Disclosure Statement. The recoveries set forth below are projected recoveries only and may change based upon changes in the amount of Allowed Claims and Interests as well as other factors related to the Debtors’ business operations and general economic conditions. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Allowed Claims against and Interests in each of the Debtors.

Summary4

Class	Claim/Interest	Treatment	Estimated Allowed Amount	Estimated Recovery (%)	Entitled to Vote
			(in millions)
N/A	Administrative Expense Claims	Unimpaired		100%	No (unclassified)

N/A	DIP Facility Claims	Unimpaired		100%	No (unclassified)

N/A	Priority Tax Claims	Unimpaired		100%	No (unclassified)

Class 1	Priority Non-Tax Claims	Unimpaired		100%	No (deemed to accept)

Class 2	Other Secured Claims	Unimpaired		100%	No (deemed to accept)

Class 3	Prepetition Credit Facility Claims	Unimpaired		100%	No (deemed to accept)

Class 4	Secured Industrial Revenue Bond Claims	Unimpaired		100%	No (deemed to accept)

Class 5	Unsecured Industrial Revenue Bond Claims	Unimpaired		100%	No (deemed to accept)

Class 6	General Unsecured Claims	Unimpaired		100%	No (deemed to accept)

Class 7	Senior Notes Claims	Impaired			Yes

Class 8	Caraustar Outstanding Common Stock Interests	Impaired		Approximately $0.9658 per share	Yes

III. GENERAL INFORMATION

A.	OVERVIEW OF CHAPTER 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and its equity security holders. In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote the equality of treatment of similarly situated creditors and equity interest holders with respect to the distribution of a debtor’s assets. In furtherance of these two goals, upon the filing of a petition for relief under chapter 11, section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor’s chapter 11 case.

[4]	The Estimated Allowed Amount and Estimated Recovery Percentage for each Class of Claims shall be filed no later than three (3) business days prior to the objection deadline set with respect to this Disclosure Statement.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the commencement date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and equity interests in the debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the order approving confirmation of a plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefore the obligations specified under the confirmed plan.

After a plan of reorganization has been filed in a chapter 11 case, certain holders of claims against or equity interests in a debtor are permitted to vote to accept or reject the plan. Prior to soliciting acceptances of the proposed plan, section 1125 of the Bankruptcy Code requires a plan proponent to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment whether to accept or reject the plan. The Debtors are submitting this Disclosure Statement to holders of Allowed Claims against each Debtor in order to satisfy the requirements of section 1125 of the Bankruptcy Code.

B.	THE DEBTORS’ BUSINESS AND OPERATIONS

Caraustar is the ultimate parent company of each of the other Debtors. Caraustar is also the ultimate parent company of Caraustar Industrial & Consumer Products Group, Ltd., a United Kingdom corporation, and Caraustar Canada, Inc., Caraustar Design Tubes, Inc. and Caraustar Industrial Canada, Inc., Canadian corporations, none of which are debtors herein or in any other bankruptcy or insolvency proceedings.

Caraustar (together with its Debtor and non-Debtor affiliates, the “Company”) is a major manufacturer of 100% recycled paperboard and converted paperboard products. The Company manufactures products primarily from recovered fiber, which is derived from recycled paper. The Company operates in four business segments: paperboard, recovered fiber, tube and core, and folding carton.

1.	Paperboard.

The Company’s principal manufacturing activity is the production and conversion of recycled paperboard. In its manufacturing processes, the Company reduces recovered fiber to pulp, cleans and refines it and then processes it into various grades of paperboard for internal consumption by the Company’s converting facilities or external sale in the following four end-use markets: tube and core, folding cartons, gypsum wallboard facing paper, and specialty paperboard products.

The Company currently operates a total of seven paperboard mills. These mills are located in the following states: Georgia, Iowa, Ohio, South Carolina and Washington. In 2008, approximately 51% of the recycled paperboard sold by the Company’s paperboard mills was consumed internally by the Company’s converting facilities; the remaining 49% was sold to external customers and represented 26% of the Company’s 2008 sales of $819.7 million. Three of the Company’s paperboard mills operate specialty converting facilities that supply specialty converted and laminated products to the bookbinding, printing and furniture industries.

2.	Recovered Fiber.

The Company operates eight stand-alone recovered fiber recycling and brokerage facilities that collect, sell and broker recovered fiber to external customers and to the Company’s own mills. The Company’s recovered fiber recycling and processing facilities sort and bale recovered fiber and then either transfer it to the Company’s mills for use in the manufacturing process or sell it to third parties. Sales of recovered fiber to external customers accounted for 13%, 17% and 12% of the Company’s sales in 2006, 2007 and 2008, respectively.

3.	Tube and Core.

The Company’s largest integrated converting operation is the production of tubes and cores. The principal applications of these products are textile cores, paper mill cores, yarn carriers, carpet cores, construction tubes, edge protectors and film, foil and metal cores. The Company’s thirty tube and core converting plants obtain approximately 90% of their paperboard needs from the Company’s paperboard mills and the remaining 10% from other manufacturers. Paper tubes are designed to provide specific physical strength properties, resistance to moisture and abrasion, and resistance to delamination at extremely high rotational speeds. Because of the relatively high cost of shipping tubes and cores, these facilities generally serve customers within a relatively small geographic area. Accordingly, most of the Company’s tube and core converting plants are located close to concentrations of customers.

The Company continually seeks to expand its presence in the markets for more innovative tubes and cores, which require stronger paper grades, higher manufacturing skill and new converting technology. These markets include the yarn carrier and plastic film markets, cores used in certain segments of the paper industry and applications for the construction industry. The Company believes these markets offer growth potential, as well as potentially higher operating margins.

In addition to tube and core converting facilities, the Company’s tube and core division operates five facilities that produce specialty converted products used in industrial packaging protection applications (edge protectors). The Company’s tube and core and related sales to external customers accounted for 33%, 34% and 34% of the Company’s total sales in 2006, 2007 and 2008, respectively.

4.	Folding Carton.

The Company manufactures folding cartons and rigid set-up boxes at nine plants. During 2008, these plants obtained approximately 14% of their paperboard needs from the Company’s paperboard mills and the remaining 86% from other manufacturers. The paperboard purchased from other manufacturers is primarily paperboard grades not manufactured by the Company’s mill system. The Company’s folding cartons and rigid set-up boxes are used principally as containers for candy, frozen foods, paper goods, hardware, dry foods, sporting goods, film and various other industrial applications, including textile and apparel. Folding carton sales accounted for 25%, 25% and 28% of the Company’s sales in 2006, 2007 and 2008, respectively.

5.	Sales by Segment.

The Company’s consolidated sales for the year ended December 31, 2008 were $819.7 million. The Company’s four business segments accounted for the following percentages of sales for that period: paperboard, 26%; recovered fiber, 12%; tube and core, 34%; and folding carton, 28%.

6.	Raw Materials.

Recovered fiber, derived from recycled paperstock, is the most significant raw material the Company uses in its mill operations. The Company’s paper board mills purchased approximately 96% of their recovered fiber requirements from the Company’s recovered fiber segment. The Company obtains the balance from a combination of other sources such as small waste collectors and waste collection businesses. The Company’s recovered fiber segment sorts and bales recovered fiber and then either transfers it to the Company’s mills for processing or sells it to third parties. The Company also obtains recovered fiber from customers of its converting operations and from waste handlers and collectors who deliver loose recovered fiber to its mill sites for direct use without baling. The Company obtains another portion of its requirements from its small baler program, in which the Company leases, sells or furnishes small baling machines to businesses that bale their own recovered fiber for the Company’s periodic collection.

The Company closely monitors its recovered fiber costs, which can fluctuate significantly and can materially affect its operating results due both to time lags in implementing price increases and uncertainties regarding the Company’s ability to fully implement price increases in response to rising recovered fiber and other operating costs. The Company’s paperboard mills continually pursue operational methods and alternative fiber sources to minimize the Company’s recovered fiber costs. During 2006 the Company consolidated the procurement of recovered fiber in order to maximize efficiency and leverage the Company’s scale. As a result of this initiative the Company is now purchasing 96% of its recovered fiber requirements from its recovered fiber segment.

7.	Energy Costs.

Excluding raw materials and labor, energy is the Company’s most significant manufacturing cost. The Company uses energy, including natural gas, coal, electricity and fuel oil, to generate steam used in the paper making process and to operate its paperboard machines and its other converting machinery. The Company purchases energy from local suppliers at market rates. In 2007, the average energy cost in the Company’s mill system was approximately $65 per ton and in 2008 it was $76 per ton, a 16.9% increase. Until the last four years, the

Company’s business had not been significantly affected by fluctuating energy costs, and the Company historically had not passed energy cost increases through to its customers. Although the Company has responded to recent energy cost increases by raising the Company’s selling prices, the Company’s ability to realize the full benefit of these price increases is dependent upon, and limited by market dynamics including supply and demand and contractual commitments that may prescribe the timing and amount of future price increases, without direct market correlation.

8.	Product Distribution.

Some of the Company’s manufacturing and converting facilities have their own sales staff and maintain direct sales relationships with their respective customers while other facilities use a centralized sales staff. The Company also employs divisional and corporate level sales personnel who support and coordinate the sales activities of individual facilities or across a particular business group, where customers are served by more than one of the Company’s facilities. Approximately 150 of the Company’s employees are devoted exclusively to sales and customer service activities, although many other employees support sales efforts. The Company generally does not sell its products through independent sales representatives. The Company’s advertising is primarily through trade publications.

9.	Customers.

The Company manufactures most of its converted products pursuant to customers’ orders. The Company does, however, maintain minimal inventory levels of certain products. The Company’s business generally is not dependent on any single customer or upon a small number of customers. The Company does not believe that the loss of any one customer would have a material adverse effect on its financial condition or results of operations. Sales to external customers located in foreign countries accounted for approximately 6.7%, 7.0% and 7.9% of the Company’s sales for 2006, 2007 and 2008, respectively.

10.	Competitors and Competitive Position.

Although the Company competes with numerous other manufacturers and converters, its competitive position varies greatly by geographic area and within the various product markets of the recycled paperboard industry. In most of the Company’s markets, its competitors are capable of supplying products that would meet the Company’s customers’ needs. Some of the Company’s competitors have greater financial resources than the Company does. The Company competes in these markets on the basis of price, quality and service. The Company believes that it is important in all of its markets to work closely with its customers to develop or adapt products to meet customers’ specialized needs. The Company also believes that it competes favorably on the basis of all of the above factors.

In the southeastern United States, where the Company historically has marketed its tubes and cores, the Company believes that it and the Sonoco Products Company (“Sonoco”) are the major competitors. On a national level, Sonoco is the Company’s largest competitor in the tube and core market. According to industry data, Sonoco had nearly half of the total tube and core market in the United States in 2008. The Company also competes with several regional companies and numerous small local companies in the tube and core market.

The folding carton market in the United States is served by several large national and regional companies and numerous small local companies. Nationally, none of the major competitors are strong, although certain competitors may be stronger in particular geographic areas or market niches. In the markets served by the Company’s carton plants, the leading competitors are Graphic Packaging Inc. and the Rock-Tenn Company.

The gypsum wallboard industry is divided into independent gypsum wallboard manufacturers, which either do not produce their own gypsum wallboard facing paper or cannot fill all of their needs internally, and integrated wallboard manufacturers, which supply most of their own gypsum wallboard facing paper requirements internally. The Company believes that the two largest integrated gypsum wallboard manufacturers, USG Corporation and National Gypsum Company, do not have significant sales of gypsum wallboard facing paper to independent gypsum wallboard manufacturers.

In the Company’s sales of specialty products and in sales of recycled paperboard to other manufacturers for the production of tubes and cores, folding cartons and boxes and miscellaneous converted products (other than gypsum wallboard facing paper), the Company competes with a number of recycled paperboard manufacturers, including The Newark Group, Inc. and the Rock-Tenn Company. The Company does not believe that any of its competitors is dominant in any of these markets.

Recovered fiber costs were slightly lower on average in 2008 as compared to 2007. The Company’s average cost for recovered fiber per ton of recycled paperboard produced was approximately $145 during 2008, a 0.7% decrease from $146 per ton in 2007. Although the average cost year over year was primarily unchanged, the Company did, however, experience a significant reduction in recovered fiber costs during the fourth quarter of 2008, in which the Company’s average cost was approximately $105 per ton. Although no specific information is available about the Company’s competitors’ actual recovered fiber costs, the Company believes that its delivered recovered fiber costs are among the lowest in the recycled paperboard industry. Relative to other competitors, the Company believes that its lower recovered fiber costs are attributable in part to lower shipping costs resulting from the location of its paperboard mills and recovered fiber facilities near major metropolitan areas that generate substantial supplies of recovered fiber.

The Company’s relatively low recovered fiber costs are also in part attributable to its emphasis on certain recovery methods that enable it to avoid baling operations. The Company believes that its competitors rely primarily on off-site, company-owned and operated recovered fiber baling operations that collect and bale recovered fiber for shipment and processing at the mill site. The Company also operates such facilities, and the Company’s experience is that the baling operation results in $25-$30 per ton higher recovered fiber costs. The Company equips most of its paperboard mills to accept unbaled recovered fiber for processing directly into their pulpers. In each of 2008 and 2007, unbaled recovered fiber represented approximately 4% of the Company’s total recovered fiber purchases. The Company also uses other fiber recovery methods, such as its small baler program, that result in lower recovered fiber costs.

11.	Employees.

The Company operates 66 facilities (63 in the United States and 3 in Canada) and has approximately 2,785 employees, of whom approximately 2,157 are hourly and 628 are salaried. Approximately 31% of the Company’s hourly employees are represented by labor unions. All principal union contracts expire during the period from 2009 through 2012. Although the Company considers its relations with its employees to be good, the Company can give no assurance that it will be able to renegotiate union contracts with terms acceptable to it or at all, or that there will not be any work stoppage or other labor disturbance at any of its facilities. Work stoppages or other labor disturbances at one or more of the Company’s facilities may cause significant disruptions to its operations at such facilities, which may materially and adversely impact its results of operations.

C.	MANAGEMENT OF THE DEBTORS

1.	Board of Directors.

The full Board of Directors of Caraustar (the “Board”) consists of nine (9) directors. The Board is divided into three (3) classes, with Class I having two (2) directors, Class II having four (4) directors and Class III having three (3) directors. The directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the shareholders elect one class of directors at each annual meeting. Set forth below are the directors of Caraustar, as of the date of the filing of this Disclosure Statement.

Class II Directors (to serve until the 2009 annual meeting)

Ronald J. Domanico
	Age:	50
	Director Since:	2006
	Principal Occupation:	Senior Vice President and Chief Financial Officer, Caraustar Industries, Inc. Mr. Domanico has been employed by the Company since October 2002.
	Other Public Directorships:	None.

Michael J. Keough
	Age:	57
	Director Since:	2002
	Principal Occupation:	President and Chief Executive Officer, Caraustar Industries, Inc. Mr. Keough has been employed by the Company since March 4, 2002, initially serving as its Senior Vice President and Chief Operating Officer from March 4, 2002 through December 31, 2004, and as President and Chief Executive Officer since January 1, 2005.
	Other Public Directorships:	None.

Charles H. Greiner, Jr.
	Age:	61
	Director Since:	2004
	Principal Occupation:	Senior Vice President (Retired), International Paper Company, a global paper and paper distribution, packaging and forest products company. Mr. Greiner served as Senior Vice President Commercial Development, Printing Papers of International Paper from 2003 until his retirement in June 2004 and as Senior Vice President, Printing and Communications Papers of International Paper Company from 1999 to 2003.
	Other Public Directorships:	None.

John T. Heald, Jr.
	Age:	64
	Director Since:	2006
	Principal Occupation:	President (Retired), John H. Harland Company/Harland Printed Products, Decatur, Georgia. Prior to his retirement Mr. Heald served as President of Harland Printed Products for three years. From 2001 until 2002, Mr. Heald was President and Chief Executive Officer of Baldwin Technology Company.
	Other Public Directorships:	None.

Class III Directors (to serve until the 2010 annual meeting)

Daniel P. Casey
	Age:	66
	Director Since:	2003
	Principal Occupation:	Vice Chairman and Chief Financial Officer (Retired), Gaylord Container Corporation, a major integrated producer of brown paper packaging products. Mr. Casey served as Vice Chairman of the Board and Chief Financial Officer of Gaylord Container Corporation from 2000 until his retirement in 2002.
	Other Public Directorships:	Mr. Casey also serves as a Director of Amcol International (currently serving on its audit, compensation and executive committees).

Robert J. Clanin
	Age:	65
	Director Since:	2001
	Principal Occupation:	Senior Vice President and Chief Financial Officer (Retired), United Parcel Service. Mr. Clanin served as Senior Vice President and Chief Financial Officer of United Parcel Service from 1994 until his retirement on January 1, 2001 after 31 years of service. Mr. Clanin also served as a director of United Parcel Service between 1996 and 2000.
	Other Public Directorships:	Mr. Clanin currently serves as a director of JetBlue Airways Corporation (currently serving on its audit committee).

James E. Rogers
	Age:	63
	Director Since:	1993

	Principal Occupation:	President, SCI Investors Inc., a private equity investment firm. Mr. Rogers has been President of SCI Investors Inc. since April 1993. From 1993 to 1996, Mr. Rogers also served as Chairman of Custom Papers Group, Inc., a paper manufacturing company.
	Other Public Directorships:	Mr. Rogers also serves as a director of Owens & Minor, Inc. (currently serving as its lead director), and New Market Corporation (currently serving as the chair of its compensation committee and on its nominating and governance committee).

Class I Directors (to serve until the 2011 annual meeting)

L. Celeste Bottorff
	Age:	56
	Director Since:	2003
	Principal Occupation:	Vice President, Living Well Sparkling Beverages, Coca-Cola Company North America, Atlanta, Georgia. Ms. Bottorff was promoted to the position of Vice President, Living Well of the Sparkling Beverages Division of Coca-Cola North America in 2007. She had previously been Group Marketing Director, Foodservice Division of The Coca-Cola Company and has over 30 years of experience in industrial management, marketing and strategy. Prior to her tenure at The Coca-Cola Company, she was Senior Vice President/Marketing & Strategy for AHL Services, Inc., a leading provider of marketing fulfillment, customer service and merchandising services to Fortune 500 companies.
	Other Public Directorships:	None.

Dennis M. Love
	Age:	53
	Director Since:	1999
	Principal Occupation:	President and Chief Executive Officer, Printpack Inc., Atlanta, Georgia, a manufacturer and converter of flexible packaging materials.
	Other Public Directorships:	Mr. Love also serves as a director of AGL Resources Inc. (currently serving on its audit and nominating and governance committees).

2.	Committees of the Board of Directors.

The Board currently has four standing committees: an Audit Committee, a Compensation and Employee Benefits Committee, a Nominating and Corporate Governance Committee and an Executive Committee. All of these committees, other than the Executive Committee, are comprised solely of independent directors, under the standards of independence established by the NASDAQ Stock Market and adopted by the Company.

Ms. Bottorff, Mr. Casey and Mr. Clanin (interim chair) currently serve on the Audit Committee. The Audit Committee reviews the results and scope of the annual audit of the Company’s financial statements and the services provided by the Company’s independent registered public accounting firm, and oversees on behalf of the Board the Company’s accounting, auditing and financial reporting processes, its systems of internal controls, compliance with legal and regulatory requirements and the independent auditor’s qualifications and independence.

Ms. Bottorff, Mr. Greiner (chair), Mr. Heald and Mr. Love currently serve on the Compensation and Employee Benefits Committee (the “Compensation Committee”). The Compensation Committee establishes and reviews executive compensation criteria and administers the Company’s equity compensation plans.

Mr. Greiner, Mr. Heald and Mr. Rogers (chair) currently serve on the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee recommends nominees for election to the Board and advises on other matters of organizational structure and corporate governance.

Mr. Casey (chair), Mr. Clanin, Mr. Keough and Mr. Rogers currently serve on the Executive Committee. The Executive Committee generally has the power and authority of the Board, to be exercised between meetings of the Board or in emergencies, except that the Executive Committee does not have power and authority that is specifically delegated to another committee of the Board established by resolution or the Company’s bylaws or to take actions that may not by law be delegated by the Board to a committee.

3.	Compensation of Directors.

In 2008, each current director who was not an employee of the Company was paid an annual retainer of $50,000 for serving as a director. One half of this annual retainer was paid in common stock of the Company. The other half was paid in cash in quarterly installments. The Board Chair received an additional annual retainer of $25,000 (one half of which was paid in common stock), the chair of the Audit Committee received an additional annual retainer of $7,500 (one half of which was paid in common stock) and the chairman of each other committee received an additional annual retainer of $3,500 (one half of which was paid in common stock). In November of 2008, the Governance Committee determined that commencing January 1, 2009 directors will only be paid the cash portion of their retainer and will forego, until further notice, that portion of their retainer paid using the Company’s shares. Additionally, the Governance Committee suspended the directors’ annual option grant, typically awarded in December. This decision had the impact of prospectively reducing directors’ quarterly retainers by fifty percent.

In 2008, all current non-employee directors were paid a fee of $2,000 per meeting for attending in-person meetings of the Board, $1,000 for participation in telephonic Board meetings, $1,000 per in-person committee meeting attended and $500 per telephonic committee meeting. All directors were reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board. The following is a summary of the compensation of directors for fiscal year 2008.

Name	Fees Earned or Paid in Cash	Stock Awards
Daniel P. Casey	$78,494	$39,244
Charles H. Greiner	$52,038	$26,017
L. Celeste Bottorff	$49,994	$24,994
John T. Heald, Jr.	$49,994	$24,994
James E. Rogers	$53,497	$26,747
Robert J. Clanin	$49,994	$24,994
Dennis M. Love	$51,454	$51,454

4.	Executive Officers.

Set forth below are the executive officers of Caraustar, as of the date of the filing of this Disclosure Statement.

Name and Age	Position	Period of Service and prior Experience (if an Executive Officer for less than 5 years)
Michael J. Keough (57)	President and Chief Executive Officer; Director	President and CEO since 1/2005; Director since 10/2002; Senior Vice President and Chief Operating Officer 3/2002-2004.

Name and Age	Position	Period of Service and prior Experience (if an Executive Officer for less than 5 years)
Ronald J. Domanico (50)	Senior Vice President and Chief Financial Officer; Director	Senior Vice President and Chief Financial Officer since 1/2005; Director since 5/2006; Vice President and CFO 10/2002-12/2004.

Steven L. Kelchen (51)	Senior Vice President, Operations	Since 11/2008; 5/2006-2008 Vice President, Converted Products Group; 8/2004-2006 Vice President, Caraustar Custom Packaging Group; 2000-2004 Vice President, Regional Manager, Folding Cartons & Labels’ Smurfit Stone Container Corporation.

Gregory B. Cottrell (51)	Vice President, Recovered Fiber Group	Since 10/2004; employed with Caraustar Recovered Fiber Group since 1994.

William A. Nix, III (57)	Vice President, Finance and Chief Accounting Officer	Since 1/2005; 4/2001-2004 Vice President, Treasurer and Controller.

Barry A. Smedstad (62)	Vice President, Chief Human Resources Officer	Since 1/1999.

Wilma E. Beaty (42)	Vice President, General Counsel and Secretary	Since 1/2007; employed with Caraustar since 2004; May 1999 through 2003 Corporate Counsel, Wegmans Food Markets, Inc. a regional food retail chain with stores in New York, Pennsylvania, New Jersey, Virginia and Maryland.

5.	Compensation of Top Five Paid Officers.

The following summary compensation table sets forth information about compensation earned in the fiscal years ended December 31, 2006, 2007 and 2008 by Caraustar’s five most highly compensated executive officers during each such year.

Name and Principal Position	Year	Salary[5] ($)	Stock Awards [6] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[7] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[8] ($)	All Other Compensation[9] ($)	Total ($)
Michael J. Keough, President and Chief Executive Officer	2008 2007 2006	625,000 625,000 616,667	— 201,550 200,613	— 43,531 104,514	234,375 90,625 154,167	203,295 207,476 200,452	38,437 35,405 33,181	1,101,107 1,203,587 1,309,594

Ronald J. Domanico, Senior Vice President and Chief Financial Officer	2008 2007 2006	420,000 420,000 416,667	— 71,842 70,426	— 27,892 38,842	158,130 57,960 104,167	35,283 28,663 27,032	19,706 16,412 16,215	633,119 622,769 673,349

Steven L. Kelchen, Vice President, Converted Products Group	2008 2007 2006	361,015 350,500 339,583	— 49,795 45,725	— 21,929 11,175	134,723 49,420 84,896	22,506 46,671 61,533	14,702 19,686 10,761	532,946 538,001 553,673

William A. Nix, III Vice President, Chief Accounting Office	2008	242,050	—	—	75,876	45,898	17,883	381,707

Gregory B. Cottrell Vice President, Recovered Fiber Group	2008	242,320	—	—	141,010	32,036	35,075	450,441

Thomas C. Dawson, Jr. Vice President, Mill Group (Retired)	2008 2007 2006	329,000 329,000 327,167	— 29,425 23,054	— 4,615 53,685	118,440 35,532 81,792	143,991 175,939 146,328	13,774 13,774 13,555	605,205 588,285 645,581

John R. Foster, Vice President, Sales and Marketing (Retired)[10]	2008 2007 2006	290,460 282,000 280,167	— 39,590 26,679	— 7,919 41,899	108,394 39,480 70,042	99,583 132,853 100,325	20,904 33,259 20,294	519,341 535,101 539,406

[5]

The amount shown represents the dollar value of base salary paid or earned during 2008, 2007 and 2006. The current base salary amounts of these executives are as follows: Michael J. Keough—$625,000; Ronald J. Domanico—$420,000; Steven L. Kelchen—$380,000; Gregory B. Cottrell—$242,320; William A. Nix, III—$242,050; Thomas C. Dawson, Jr. (Retired)—$329,000; John R. Foster (Retired)—$290,460

[6]

The amounts included in these columns are the dollar amounts recognized by the Company in 2008 for financial statement reporting, and include award amounts granted prior to 2008. No equity grants were made to these executive officers in 2008.

[7]

The amounts shown represent the cash incentive payments to these executive officers paid in 2009, 2008 and 2007 but earned in 2008, 2007 and 2006, respectively, for performance under the Company’s incentive compensation plan.

[8]

The amounts included reflect the actuarial increase in the value of these executives’ benefits under all pension plans of the Company during 2008, 2007 and 2006, were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements, and include amounts which the executive may not be entitled to because the amounts are not vested.

[9]

The amounts represent the total value received from perquisites and other personal benefits to the respective executive officer, insurance premiums paid by the Company, Company contributions to retirement plans and payments under termination plans earned or paid in 2008, 2007 and 2006, or attributable to 2008, 2007 and 2006.

[10]	Messrs. Dawson and Foster involuntarily retired from the Company on December 31, 2008.

6.	Equity Ownership of Directors and Executive Officers.

The following summary table sets forth the ownership of Caraustar Equity Interests by certain officers and directors including certain retired officers.

Name[11]	Number of Shares[12]
Ronald J. Domanico	352,187
Michael J. Keough	347,135
Thomas C. Dawson, Jr.	137,170
John R. Foster	127,168
Steven L. Kelchen	102,165
Gregory B. Cottrell	82,091
William A. Nix, III	68,890
James E. Rogers	63,042
Dennis M. Love	62,103
Barry A. Smedstad	59,542
Robert J. Clanin	57,516
Daniel P. Casey	46,912
Wilma E. Beaty	36,395
Charles A. Greiner	35,821
L. Celeste Bottorff	32,186
John T. Heald, Jr.	31,793
Erin R. Zarnikow	14,695

7.	Directors and Officers’ Ownership of 7 3/8% Senior Notes.

On September 7, 2007, Ronald J. Domanico purchased $100,000 in face value of the 7 3/8% Senior Notes at approximately 88.5% of par. On December 11, 2007, Michael J. Keough purchased $150,000 in face amount of the 7 3/8% Senior Notes at approximately 91% of par.

On January 28, 2009, these interests were fully disclosed to Caraustar’s Board of Directors in a memorandum from the Debtors’ general counsel. As a condition to their continued participation as officers in the restructuring process, Mr. Domanico and Mr. Keough agreed not to actively participate in the restructuring process in their capacities as (a) Directors or (b) Holders of the 7 3/8% Senior Notes. As a further condition, Mr. Domanico and Mr. Keough agreed passively to accept without objection as Holders whatever treatment in any restructuring transaction might be afforded to or agreed to by the Senior Noteholders taken as a whole.

[11]	Certain of these shares are held in 401(k) or combined in the name of a spouse or partner.
[12]

Includes the following shares subject to stock options exercisable within 60 days after March 9, 2009: Mr. Domanico — 95,000; Mr. Keough — 149,300; Mr. Dawson — 45,804; Mr. Foster — 66,730; Mr. Kelchen — 37,600; Mr. Cottrell — 40,876; Mr. Nix — 28,800; Mr. Rogers — 13,930; Mr. Love —14,930; Mr. Smedstad — 31,325; Mr. Clanin — 12,930; Mr. Casey — 9,930; Ms. Beaty — 16,800; Mr. Greiner —9,000; Ms. Bottorff — 9,930; Mr. Heald — 6,000; Mr. Zarnikow — 6,000; directors and executive officers as a group — 840,759

The Executive Committee of Caraustar’s Board of Directors, with the exclusion Mr. Keough, was given an expanded role in the restructuring process. The independent members of the Executive Committee had direct interaction with the Debtors’ independent financial advisor. Proposals regarding restructuring and other alternative transactions were presented to and approved by officers of the Debtors, other than Mr. Domanico and Mr. Keough, and to the independent members of the Executive Committee. The Debtors’ independent financial advisor routinely presented its views on restructuring proposals and alternatives directly to the Executive Committee and, thereafter, directly to the Board of Directors. Mr. Domanico and Mr. Keough continued to participate in the restructuring process as officers of the Debtors, including attending presentations by the Debtors’ independent financial advisor, participating in general discussions and deliberations regarding the possible course of actions and describing their factual basis for preferring one course of action or inaction. However, following these general discussions, Mr. Domanico and Mr. Keough recused themselves from further consideration of the restructuring proposals and their alternatives to allow the independent members of the Debtors’ Boards of Directors to vote on the matters presented to them for decision.

D.	COMPENSATION AND BENEFITS PROGRAMS

In the ordinary course of business, the Debtors have implemented a number of compensation and benefits programs, which are designed to reward the Debtors’ management and non-management employees for excellent service, incentivize future performance, and provide employees with a competitive compensation and benefits package. Except as otherwise indicated in the Plan, the Debtors intend to honor, in the ordinary course of business after their emergence from chapter 11, all of their employee compensation and benefits programs that are in effect as of the Confirmation Date, as they may be amended or modified from time to time. All such plans and other programs are governed by applicable plan and program terms and conditions, as in effect or amended from time to time. In addition, the Debtors reserve the right to modify, amend or terminate any or all of their employee benefit and compensation programs in the ordinary course of business in their sole discretion, subject to applicable modification, amendment or termination provisions and/or applicable law.

E.	DEBT AND CAPITAL STRUCTURE OF THE COMPANY

1.	Description of the Debtors’ Prepetition Debt Structure.

The Debtors’ prepetition debt structure is comprised of three components: (a) the Prepetition Credit Facility, (b) the Senior Notes and (c) the Secured Industrial Revenue Bonds and Unsecured Industrial Revenue Bonds.

(a)	Prepetition Credit Facility.

On March 30, 2006, the Debtors, as borrowers and guarantors, entered into an Amended and Restated Credit Agreement with Bank of America, N.A., as Agent, and Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager. This senior secured credit facility, as amended to date, provides a revolving loan commitment of up to $70 million, including a $22 million sublimit for letters of credit. It is secured by substantially of the Debtors’ assets other than real property, including accounts receivable, general intangibles, inventory and equipment. A term loan component of the Prepetition Credit Facility was repaid in full and canceled in July 2008.

As of the Petition Date, the Debtors had approximately $16 million outstanding letters of credit but otherwise have no amounts outstanding under the Prepetition Credit Facility.

(b)	Senior Notes

On June 1, 1999, the Debtors issued $200.0 million in aggregate principal amount of 7 3/8% senior notes due June 1, 2009. The 7 3/8% Senior Notes were issued at a discount to yield an effective annualized interest rate of 7.47% and pay interest semi-annually. After taking into account realized gains from unwinding various interest rate swap agreements, the current effective annualized interest rate of the 7 3/8% Senior Notes is 6.3%. The 7 3/8% Senior Notes are unsecured obligations. The 7 3/8% Senior Notes matured June 1, 2009, at which time all principal and accrued and unpaid interest became due to the Holders of the 7 3/8% Senior Notes. On May 29, 2009, the Debtors prepaid the interest that was to become due on the 7 3/8% Senior Notes held by third parties. The prepaid interest totaled $6,997,031. The total amount of interest due on June 1, 2009 was $7,375,000; however, because the Debtors hold approximately $10.25 million of the 7 3/8% Senior Notes, the Debtors made the interest payment net of amounts due on account of the Debtors’ interests.

On March 29, 2001, the Debtors issued $29.0 million of 7 1 /4% senior notes due May 1, 2010. The 7 1/4% Senior Notes were issued at a discount to yield an effective interest rate of 9.4%. The 7 1/4% Senior Notes are unsecured obligations. A semi-annual interest payment was due on May 1, 2009. The Debtors made the interest payment in the amount of $1,051,250 on May 29, 2009.

(c)	Bonds.

The Debtors also have $8.2 million outstanding on other bonds. Caraustar issued a Promissory Note, dated as of April 8, 1999, to International Paper Company whereby Caraustar makes semi-annual interest payments to International Paper Company on $4.7 million of bonds. These Unsecured Industrial Revenue Bonds mature on October 1, 2021.

Caraustar, through an interest in Crane Carton Company LLC, which was succeeded by Caraustar Custom Packaging Group, Inc., is a borrower on $3.5 million of Crane Carton bonds, secured by a letter of credit from LaSalle Bank National Association. These Secured Industrial Revenue Bonds mature on June 1, 2012.

2.	Description of the Debtors’ Prepetition Equity Interests.

(a)	Common Stock

As of May 27, 2009, Caraustar had 28,746,826 shares of common stock outstanding, 1,279,616 shares of restricted stock outstanding, there were approximately 376 holders of record of Caraustar’s common stock and approximately 622 holders of shares in the 401(k) plan. Caraustar’s common stock is traded on the Nasdaq Global market under the symbol CSAR. Caraustar has not declared or paid any cash dividends on its common stock during the last two years and does not anticipate paying any cash dividends in the foreseeable future.

(b)	Common Stock Options

The Company has 941,262 options issued and currently exercisable and 1,384,561 options currently outstanding, each representing the right to purchase one share of Caraustar common stock at various exercise prices. Options may be exercised by the payment of the exercise price either in cash, other equity securities of Caraustar or in a “cashless exercise” by tendering other options.

F.	EVENTS LEADING UP TO CHAPTER 11

The Debtors’ Chapter 11 Cases arise from the convergence of multiple factors including the slowing economy, the maturity of the 7 3/8% Notes, and the strain on the global credit markets and resulting unavailability of supportable refinancing opportunities.

In the last few years, the Debtors have undertaken a number of strategic initiatives in an effort to enhance competitiveness through reduced costs, to increase revenue through delivery of differentiated quality products and services to customers, and to reduce operating leverage. The Debtors have developed new products, expanded capabilities when appropriate, and reduced fixed costs. Since 2003, the Debtors have reduced funded debt by $304.1 million.

In the spring of 2008, the Debtors began formulating strategies for dealing with the maturing Senior Notes. Among other things, the Debtors attempted to raise funds necessary to refinance or repay their Senior Notes through a combination of certain asset sales and by attempting to secure high yield, secured or unsecured, or asset-based financing. The Debtors acquired an aggregate of $10.3 million of the 7 3/8% Senior Notes. Despite their best efforts, the Debtors were not able to resolve the maturity issues.

In late 2008, the holders of the Senior Notes began having discussions with the Debtors regarding the maturity issue. They subsequently formed the Ad Hoc Committee of Holders and retained financial advisors and counsel to assess the maturity issue. The Ad Hoc Committee of Holders represents approximately 90% of the outstanding Senior Notes, measured as a percentage of the face amount of the issuance. The Debtors and the Ad Hoc Committee of Holders have been in active negotiations for several months regarding a restructuring of the Senior Notes and the Debtors. The Debtors’ Chapter 11 bankruptcy filing is the culmination of these negotiations and the Debtors’ proposed plan has the support of the Ad Hoc Committee of Holders pursuant to the terms of the Lock-up Agreement.

IV. EVENTS DURING THE CHAPTER 11 CASES13

On the Petition Date, the Debtors filed voluntary petitions for reorganization under the Bankruptcy Code in the Bankruptcy Court. The Debtors also sought relief in the form of various “first day orders” from the Bankruptcy Court as to various matters, certain of which

[13]	The Disclosure Statement will be amended to reflect subsequent events in these Chapter 11 Cases.

are described below. The Debtors believe that each of these requests, if granted, would facilitate the Chapter 11 Cases and enable the Debtors to transition in and out of the Chapter 11 Cases with as little disruption to their businesses as possible. There can be no assurance, however, the Bankruptcy Court will grant such relief. The following list and discussion of “first day motions” is not exhaustive, and the Debtors reserve the right to seek further orders and additional relief from the Bankruptcy Court to the extent the Debtors determine that such orders and relief are necessary or appropriate at such time as the bankruptcy proceedings are commenced, or not to seek portions of the relief described below.

A.	JOINT ADMINISTRATION OF DEBTORS’ CHAPTER 11 CASES

On the Petition Date, the Debtors filed the Motion of the Debtors for an Order Directing Joint Administration of Related Chapter 11 Cases, which requests procedural consolidation of these Chapter 11 Cases for ease of administration.

B.	OTHER FIRST-DAY RELIEF

On the Petition Date, the Debtors also filed motions seeking authority to, among other relief, (i) pay prepetition wages and other benefits to their employees, (ii) make payments to creditors in the ordinary course of business, (iii) continue use of their existing cash management system, bank accounts and business forms, (iv) make tax payments to federal, state and local taxing authorities on an uninterrupted basis (v) prohibit utility companies from discontinuing, altering or refusing service, (vi) obtain additional time to file schedules and statements of financial affairs, and (vii) obtain postpetition financing and use cash collateral. Finally, on the Petition Date, the Debtors filed a proposed Plan and this Disclosure Statement.

A description of the relief requested in each of certain of the motions filed on the Petition Date follows.

(a)	Employee Compensation.

The Debtors rely on their employees for their day-to day business operations. The Debtors believe that any delay in paying any of their employees’ compensation, deductions, reimbursement and benefits could severely disrupt the Debtors’ relationship with their employees, thereby creating the risk that their operations could be severely impaired. As a result, through the Motion for Authority to Pay Pre-Petition Wages, Payroll Taxes, Certain Employee Benefits, and Related Expenses, the Debtors requested Bankruptcy Court authorization to pay certain prepetition wages and other benefits to their employees.

(b)	Payment of Creditors in Ordinary Course of Business.

To minimize the disruption of service from its vendors and suppliers, through the Motion for Authority to (a) Pay Unimpaired Claims of General Unsecured Creditors in the Ordinary Course of Business and (b) Direct Banks and Other Financial Institutions to Honor and Process Checks and Transfers Related to Such Relief, the Debtors seek entry of (i) an order authorizing the Debtors, in their discretion, to pay the claims of unimpaired pre-petition creditors in the ordinary course of business.

(c)	Cash Management.

Prior to the Petition Date, the Debtors utilized a centralized cash management system to collect funds for its United States operations and to pay the operating and administrative expenses in connection therewith. In order to, among other things, avoid administrative inefficiencies, through the Motion for Authority to (a) Maintain Existing Bank Accounts, (b) Continue Use of Existing Business Forms, (c) Continue Use of Existing Investment Guidelines, and (d) Continue Funding Foreign Subsidiaries, the Debtors requested entry of an order authorizing and approving the continued use of their existing cash management system, authorizing the continued use of their existing bank accounts and business forms, and authorizing their deposit practices and waiving the requirements of section 345(b) in connection therewith on an interim basis.

(d)	Taxes.

The Debtors believe that, in some cases, certain authorities had the ability to exercise rights that would be detrimental to the Debtors’ restructuring if the Debtors failed to meet obligations imposed upon them to remit certain taxes and fees. Accordingly, through the Motion for Order (a) Authorizing the Debtors to Pay Pre-Petition Taxes and (b) Authorizing Financial Institutions to Honor and Process Checks and Transfers Related to Such Relief, the Debtors requested Bankruptcy Court authorization to pay certain sales, use, and property taxes that are payable directly to various state and local taxing authorities as such payments become due.

(e)	Utilities.

In connection with the operation of their businesses and management of their properties, the Debtors incur utility expenses in the ordinary course of business for, among other things, water, sewer service, electricity, gas, local and long-distance telecom service, data service, fiber transmission, waste disposal and other similar services. Because uninterrupted Utility Services are essential to the Debtors’ ongoing operations and the success of the Debtors’ reorganization efforts, through the Motion for Order (a) Establishing Procedures for Utilities to Request Adequate Assurance of Payment, and (b) Establishing Procedures for Resolving Disputes Relating to Adequate Assurance Requests, the Debtors requested entry of an order prohibiting the utility providers from altering, refusing, or discontinuing service to the Debtors on account of prepetition invoices, including the making of demands for security deposits or accelerated payment terms; providing that the utility providers have “adequate assurance of payment” within the meaning of section 366 of the Bankruptcy Code, based, inter alia, on the Debtors’ payment of a deposit in an amount equal to the Debtors’ estimated cost of utility service for one week; and establishing procedures for resolving requests for additional adequate assurance and authorizing the Debtors to provide adequate assurance of future payment to the utility providers.

(f)	Schedules and Statements.

The Bankruptcy Code and relevant rules require the Debtors to file schedules containing, among other things, their assets and liabilities (the “Schedules”) and a statement of financial affairs (the “Statements”) with the Bankruptcy Court within 15 days after the Petition Date. Due to the number of the Debtors’ creditors, the size and complexity of the Debtors’ businesses, the diversity of their operations and assets, and the staffing available to gather, process and complete the Schedules and Statements, the Debtors anticipate that they will need additional time to complete the Schedules and Statements. Accordingly, through the Motion for (a) Additional Time to File Schedules and Statements of Financial Affairs, and (b) a Permanent Waiver of the Requirement to File Schedules and Statements of Financial Affairs Upon Confirmation of the Debtors’ Joint Plan of Reorganization, the Debtors requested an extension of 60 additional days (for a total of 75 days from the Petition Date) to prepare and file the Schedules and Statements. The Debtors also requested a waiver of the requirement to file Schedules and Statements in the event the Plan is confirmed within 75 days before the Schedules and Statements are due.

(g)	Postpetition Financing and Use of Cash Collateral.

In order to ensure sufficient liquidity to continue their operations while they restructure under chapter 11, through the Emergency Motion for Interim Order (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code, (II) Authorizing the Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code, (III) Granting Liens and Super-priority Claims and (IV) Scheduling a Final Hearing to Incur Such Financing on a Permanent Basis, the Debtors requested authority to, among other things, obtain secured postpetition financing consisting of a multiple draw secured term loan facility in an aggregate principal amount not to exceed $75 million, utilize cash collateral of prepetition secured parties, and grant adequate protection to prepetition secured parties.

(h)	Retention of Professionals.

The Debtors’ intend to apply for entry of an order authorizing the retention of King & Spalding LLP as their general reorganization and bankruptcy counsel under section 327(a) of the Bankruptcy Code.

The Debtors also intend to file an application to retain Conway Del Genio Gries & Co., LLC as their financial advisors. To further assist them in carrying out their duties as debtors-in-possession and to otherwise represent their interests in the Chapter 11 Cases, the Debtors also intend to seek to retain Deloitte and Touche LLP as their auditor and tax advisor. The Debtors will also request authority to employ Administar Services Group, LLC as their claims and balloting agent. Finally, the Debtors intend to seek to employ various “ordinary course professionals” to assist them in operating their businesses.

V. THE PLAN OF REORGANIZATION

A.	GENERAL

The confirmation requirements of section 1129(a) of the Bankruptcy Code must be satisfied separately with respect to each Debtor. Therefore, notwithstanding the combination of the separate plans of reorganization of all Debtors in the Plan for purposes of, among other things, economy and efficiency, the Plan shall be deemed a separate chapter 11 plan for each such Debtor.

THE FOLLOWING SECTIONS SUMMARIZE CERTAIN KEY INFORMATION CONTAINED IN THE PLAN. THIS SUMMARY REFERS TO, AND IS QUALIFIED IN ITS ENTIRETY BY, REFERENCE TO THE PLAN, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT A. THE TERMS OF THE PLAN WILL GOVERN IN THE EVENT ANY INCONSISTENCY ARISES BETWEEN THIS SUMMARY AND THE PLAN. THE COURT HAS NOT YET CONFIRMED THE PLAN DESCRIBED IN THIS DISCLOSURE STATEMENT. IN OTHER WORDS, THE TERMS OF THE PLAN DO NOT YET BIND ANY PERSON OR ENTITY. IF THE BANKRUPTCY COURT DOES CONFIRM THE PLAN, HOWEVER, THEN IT WILL BIND ALL CLAIM AND INTEREST HOLDERS.

B.	CLASSIFICATION AND ALLOWANCE OF CLAIMS & EQUITY INTERESTS GENERALLY

1.	Classification and Allowance.

Section 1123 of the Bankruptcy Code provides that, except for administrative expense claims and priority tax claims, a plan of reorganization must categorize claims against and equity interests in a debtor into individual classes. Although the Bankruptcy Code gives a debtor significant flexibility in classifying claims and interests, section 1122 of the Bankruptcy Code dictates that a plan of reorganization may only place a claim or an equity interest into a class containing claims or equity interests that are substantially similar.

The Plan creates numerous “Classes” of Claims and Interests. These Classes take into account the differing nature and priority of Claims against and Interests in the Debtors. Administrative Expense Claims, DIP Facility Claims and Priority Tax Claims are not classified for purposes of voting or receiving distributions under the Plan, but are treated separately as unclassified Claims.

The Plan provides specific treatment for each Class of Claims and Interests. Only holders of Allowed Claims are entitled to vote on and receive distributions under the Plan.

Unless otherwise provided in the Plan or the Confirmation Order, the treatment of any Claim or Interest under the Plan will be in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim or Interest.

C.	PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS, DIP FACILITY CLAIMS AND PRIORITY TAX CLAIMS

1.	Administrative Expense Claims.

Administrative Expense Claims are Claims against any Debtor for costs and expenses of administration of the Chapter 11 Cases (including, without limitation, Claims arising under sections 328, 330, 363, 364(c)(1), 365, 503(b), and 507(a)(2) and 1114(e) of the Bankruptcy Code) including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors’ Estates and operating the businesses of the Debtors; (b) all compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330 or 503(b) of the Bankruptcy Code; (c) all Ad Hoc Committee Advisor Claims, without any requirement for the filing of retention applications or fee applications in the Chapter 11 Cases; (d) any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Chapter 11 Cases; (e) any payment to be made under the Plan or Order of this Court to cure a default on an assumed executory contract or unexpired lease; (f) all Senior Notes Indenture Trustee Claims without any requirement for filing fee applications in the Chapter 11 Cases; and (g) Claims for out-of-pocket expenses incurred by members of the Ad Hoc Committee of Holders (excluding any fees or expenses for legal or financial advisors except as otherwise provided herein). All fees and charges assessed against the Debtors’ Estates under section 1930, chapter 123, of title 28 of the United States Code are excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Section 12.7 of the Plan.

The Bankruptcy Code does not require that administrative expense claims be classified under a plan. It does, however, require that allowed administrative expense claims be paid in full in cash in order for a plan to be confirmed, unless the holder of such claim consents to different treatment.

Pursuant to the Plan, in full satisfaction, settlement, release, and discharge of and in exchange for each Administrative Expense Claim, each Holder of an Allowed Administrative Expense Claim will receive payment in full and in Cash of any unpaid portion of such Allowed Administrative Expense Claim as follows:

(a) the Ad Hoc Committee Advisor Claims shall be satisfied out of the retainers held by the Ad Hoc Committee Advisors. Any unused portion of the retainer shall be refunded to the Debtors within forty-five (45) days of the Effective Date. To the extent the Ad Hoc Committee Advisor Claims exceed their respective retainers as of the Confirmation Date, the balance of the Ad Hoc Committee Advisor Claims will be paid in full and in Cash in the ordinary course of business (without the requirement to file a retention application or fee application with the Bankruptcy Court);

(b) in the case of other professional advisors, subject to the provisions of sections 328, 330, 331 and 503(b) of the Bankruptcy Code and the Interim Compensation Order, as soon as practicable after Bankruptcy Court approval thereof;

(c) in the case of the Senior Notes Indenture Trustee, (x) payment in the ordinary course of business (subject to the Debtors’ prior receipt of invoices and reasonable documentation in connection therewith and without the requirement to file a fee application with the Bankruptcy Court) but no later than the Effective Date, of the Senior Notes Indenture Trustee Claims, provided, that such fees, costs and expenses are reimbursable under the terms of the Senior Notes Indentures and (y) payment in the ordinary course of business (subject to the Debtors’ prior receipt of invoices and reasonable documentation in connection therewith) of all reasonable fees, costs, and expenses incurred by the Senior Notes Indenture Trustee after the Effective Date in their capacity as Disbursing Agents pursuant to the Plan or the implementation of any provisions of the Plan; and

(d) with respect to each other Allowed Administrative Expense Claim, (x) payment in the ordinary course of business as such claims become due; provided, however, that Administrative Expense Claims not yet due or that represent obligations incurred by the Debtors in the ordinary course of business during these Chapter 11 Cases, or assumed by the Debtors during these Chapter 11 Cases, shall be paid or performed when due in the ordinary course of business and in accordance with the terms and conditions of the particular agreements governing such obligations, (y) such other date as may be agreed upon between the Holder of such Administrative Expense Claim and the Debtors, or (z) as provided for in a Final Order.

2.	DIP Facility Claims.

DIP Facility Claims are all Claims held by the DIP Facility Agent and the DIP Facility Lenders pursuant to the DIP Facility Agreement and the Final DIP Order.

Pursuant to the Plan, in full satisfaction, settlement, release, and discharge of and in exchange for each DIP Facility Claim, on the Effective Date, all Allowed DIP Facility Claims shall be paid in full and in Cash from the proceeds of the Exit Facility or otherwise and all commitments under the DIP Facility Agreement shall be cancelled. Notwithstanding anything to the contrary in the Plan, the liens and security interests securing the DIP Facility Claims shall continue in full force and effect until such time as the Allowed DIP Facility Claims have been paid in full and in Cash, after which such liens and security interests shall be deemed canceled.

3.	Priority Tax Claims.

Priority Tax Claims are Claims against any Debtor of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

The taxes entitled to priority are (a) taxes on income or gross receipts that meet the requirements of section 507(a)(8)(A), (b) property taxes meeting the requirements of section 507(a)(8)(B), (c) taxes that were required to be collected or withheld by the Debtors and for which the Debtors are liable in any capacity as described in section 507(a)(8)(C), (d) employment taxes on wages, salaries, or commissions that are entitled to priority pursuant to section 507(a)(4), to the extent such taxes also meet the requirements of section 507(a)(8)(D), (e) excise taxes of the kind specified in section 507(a)(8)(E), (f) customs duties arising out of the importation of merchandise that meet the requirements of section 507(a)(8)(F), and (g) prepetition penalties relating to any of the foregoing taxes to the extent such penalties are in compensation for actual pecuniary loss as provided in section 507(a)(8)(G).

The Bankruptcy Code does not require that priority tax claims be classified under a plan. It does, however, require that such claims receive the treatment described below in order for a plan to be confirmed unless the holder of such claims consents to different treatment.

Pursuant to the Plan, in full satisfaction, settlement, release, and discharge of and in exchange for each Priority Tax Claim, in the ordinary course of business as such claims become due, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement and release of and in exchange for such Priority Tax Claim, at the election of the Debtors: (i) Cash equal to the amount of such Priority Tax Claim; (ii) such other treatment as to which the Debtors or the Reorganized Debtors and the Holder of such Priority Tax Claims shall have agreed upon in writing; or (iii) such other treatment as will cause such Claims not to be Impaired; provided, however, that any Priority Tax Claim not due and owing on the Effective Date will be paid when such Claim becomes due and owing.

D.	NON-SUBSTANTIVE CONSOLIDATION AND CLASSIFICATION OF CLAIMS

The Plan is a joint plan that does not provide for substantive consolidation of the Debtors’ estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for purposes thereof. Except as specifically set forth in the Plan, nothing in the Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any claim against any other Debtor.

Additionally, claimants holding Claims against multiple Debtors, to the extent Allowed in each Debtor’s case, will be treated as a separate claim against each Debtor’s Estate, provided, however, that no Holder shall be entitled to receive more than payment in full of its Allowed Claim, and such Claims will be administered and treated in the manner provided in the Plan. Notwithstanding anything else in the Plan, Intercompany Claims and Interests held by one Debtor by or against another Debtor shall be Unimpaired and shall remain in full force and effect on or after the Effective Date.

The categories of Claims and Interests listed below, which exclude Administrative Expense Claims, DIP Facility Claims and Priority Tax Claims in accordance with section 1123(a)(1) of the Bankruptcy Code, are classified for all purposes, including voting, confirmation, and distribution pursuant to the Plan, as follows:

Class	Designation	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 3	Prepetition Credit Facility Claims	Unimpaired	No (deemed to accept)
Class 4	Secured Industrial Revenue Bond Claims	Unimpaired	No (deemed to accept)
Class 5	Unsecured Industrial Revenue Bond Claims	Unimpaired	No (deemed to accept)
Class 6	General Unsecured Claims	Unimpaired	No (deemed to accept)
Class 7	Senior Notes Claims	Impaired	Yes
Class 8	Caraustar Outstanding Common Stock Interests	Impaired	Yes

E.	PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

The classification and treatment of Claims against and Interests in the various Debtors are set forth in detail in Article 3 of the Plan. A summary of that treatment is provided below.

1.	Priority Non-Tax Claims (Class 1).

Priority Non-Tax Claims are Claims against any Debtor other than Administrative Expense Claims or Priority Tax Claims, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

Pursuant to the Plan, each Holder of an Allowed Priority Non-Tax Claim shall have its Claim Reinstated to the extent that such Claim is not paid in the ordinary course of business prior to the Effective Date.

2.	Other Secured Claims (Class 2).

Other Secured Claims are Secured Claims other than Administrative Expense Claims, DIP Credit Facility Claims, Prepetition Credit Facility Claims, or Secured Industrial Revenue Bonds Claims.

Pursuant to the Plan, each Holder of an Allowed Other Secured Claim shall have its Claim Reinstated.

3.	Prepetition Credit Facility Claims (Class 3).

Prepetition Credit Facility Claims are Claims arising under or evidenced by the Prepetition Credit Facility and related documents.

Pursuant to the Plan, in full satisfaction, settlement, release, and discharge of and in exchange for each Prepetition Credit Facility Claim, if any, each Holder of an Allowed Prepetition Credit Facility Claim, if any, shall be paid in full and in Cash on the Effective Date from the proceeds of the Exit Facility or otherwise (to the extent unpaid prior to the Effective Date pursuant to the terms of the Final DIP Order or otherwise). Each Allowed Prepetition Credit Facility Claim shall include all unpaid interest accrued at the non-default contract rate up to the Effective Date provided for in the Prepetition Credit Facility Agreement.

4.	Secured Industrial Revenue Bond Claims (Class 4).

Secured Industrial Revenue Bonds Claims are Claims arising under or evidenced by the Secured Industrial Revenue Bonds.

Pursuant to the Plan, on the Effective Date each Holder of a Secured Industrial Revenue Bond Claim shall have its Claim Reinstated.

5.	Unsecured Industrial Revenue Bond Claims (Class 5).

Unsecured Industrial Revenue Bond Claims are Claims arising under or evidenced by the Unsecured Industrial Revenue Bonds.

Pursuant to the Plan, on the Effective Date each Holder of an Unsecured Industrial Revenue Bond Claim shall have its Claim Reinstated.

6.	General Unsecured Claims (Class 6).

General Unsecured Claims are, collectively, any Claim against any Debtor that is not an Administrative Expense Claim, a DIP Facility Claim, a Priority Tax Claim, a Priority Non-Tax Claim, an Other Secured Claim, a Prepetition Credit Facility Claim, a Secured Industrial Revenue Bonds Claim, an Unsecured Industrial Revenue Bonds Claim or a Senior Notes Claim, and shall include, without limitation, all Claims held by current and former employees of Caraustar under the SERP (provided that no Change in Control is deemed to occur as a result of the Plan or the transactions contemplated hereunder), and any other employee agreement or arrangement (provided that no Change in Control is deemed to occur as a result of the Plan or the transactions contemplated hereunder), but shall not include Claims that are disallowed or released, whether by operation of law or pursuant to order of the Bankruptcy Court, written release or settlement, the provisions of the Plan or otherwise.

Pursuant to the Plan, on the Effective Date all Allowed General Unsecured Claims shall be Reinstated to the extent that such Claim is not paid in the ordinary course of business prior to the Effective Date.

7.	Senior Notes Claims (Class 7).

Senior Notes Claims are Claims relating to the Debtors’ Senior Notes arising under or evidenced by the Senior Notes Indentures and related documents.

Pursuant to the Plan, in full satisfaction, settlement, release, and discharge of and in exchange for each Senior Note Claim, each Holder of an Allowed Senior Notes Claim shall be entitled to receive its Pro Rata Share of the following: (i) 100% of the New Common Stock issued on the Effective Date and (ii) the New Secured Notes; provided, however, that any Senior Notes held by any of the Debtors shall be deemed defeased and no longer outstanding as of the Petition Date, and, any Senior Note Claims held by any of the Debtors shall not be entitled to receive a distribution hereunder on account of such Senior Note Claims; and, as part of the distribution to Class 7 (but in addition to, and not in reduction of, amounts to be distributed to Holders of Senior Notes Claims), the Company shall pay all Ad Hoc Committee Advisor Claims, and the reasonable fees and expenses of any counsel for the Senior Notes Indenture Trustees, incurred in connection with the Chapter 11 Cases, in each case, without the need for any application to the Bankruptcy Court.

8.	Caraustar Equity Interests (Class 8).

Caraustar Equity Interests are any Interests of a Holder of any equity security of any of the Debtors represented by any issued and outstanding shares of common stock, preferred stock, membership interests, partnership interests, capital stock or other ownership interest in any of the Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest or to convert into any such interest.

Pursuant to the Plan, each Holder of a Caraustar Equity Interest shall have its Interest cancelled, annulled and extinguished on the Effective Date. Each Holder of a Caraustar Equity Interest shall receive its Pro Rata Share of $2,900,000 in Cash in consideration of the cancellation of its Caraustar Equity Interest, provided that no official committee of equity security holders is appointed in these cases. In the event that an official committee of equity security holders is appointed in these cases, then Holders of Caraustar Equity Interests shall receive no distribution under the Plan.

F.	IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS THAT ARE IMPAIRED; ACCEPTANCE OR REJECTION OF THE PLAN

1.	Holders of Claims Entitled to Vote.

Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be “impaired” under a plan unless (1) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or equity interest entitles the holder thereof or (2) notwithstanding any legal right to an accelerated payment of such claim or equity interest, the plan (a) cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy or defaults of a kind that does not require cure), (b) reinstates the maturity of such claim or equity interest as it existed before the default, (c) compensates the holder of such claim or equity interest for any damages from such holder’s reasonable reliance on such legal right to an accelerated payment, (d) if such claim or such interest arises from a failure to perform nonmonetary obligations, other than a default arising from a failure to operate a nonresidential real property lease, compensates the holder of such claim or such interest (other than the debtor or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure and (e) does not otherwise alter the legal, equitable or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

Classes 1 through 6 are Unimpaired by the Plan. Under section 1126(f) of the Bankruptcy Code, Holders of such Claims are conclusively presumed to accept the Plan, and thus the votes of the Holders of such Claims will not be solicited.

Except as otherwise explicitly provided in the Plan, nothing shall affect, diminish or impair the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

Classes 7 and 8 are Impaired by the Plan. Accordingly, only the votes of Holders of Claims in Classes 7 and 8 will be solicited with respect to the Plan.

2.	Acceptance by an Impaired Class.

In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan. In accordance with section 1126(d) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Interests shall have accepted the Plan if the Plan is accepted by Holders of at least two-thirds (2/3) in amount of Allowed Interests of such Class that have timely and properly voted to accept or reject the Plan.

3.	Nonconsensual Confirmation.

If any Impaired Class fails to accept the Plan by the requisite statutory majorities, the Debtors reserve the right (i) to confirm the Plan by a ‘cram-down’ of such non-accepting Class pursuant to section 1129(b) of the Bankruptcy Code and (ii) to propose any modifications to the Plan and to confirm the Plan as modified, without re-solicitation, to the extent permitted by the Bankruptcy Code.

G.	MEANS OF IMPLEMENTATION

1.	Reorganized Caraustar Securities.

(a) Issuance of New Secured Notes.

On the Effective Date, each Holder of a Senior Notes Claim will receive from Caraustar, in partial consideration of the cancellation of its Senior Notes Claim, its Pro Rata share of the New Secured Notes. In order to facilitate such distribution, on or before the Effective Date, all relevant parties will execute, deliver and/or issue the New Secured Notes Indenture (and effectuate the appointment of an indenture trustee) and the New Secured Notes Documents, including, without limitation, the New Secured Notes. Prior to issuance of the New Secured Notes, the Debtors will have submitted a Form T-3 application for qualification of the New Secured Notes Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), to the SEC and the SEC will have qualified the New Secured Notes Indenture under the Trust Indenture Act. Upon execution, issuance and delivery of the New Secured Notes Documents and perfection of the liens on the New Secured Notes Collateral, as created pursuant to the New Secured Notes Documents, and as provided herein, the Senior Notes Documents, including, without limitation, the Senior Notes, will be deemed terminated and/or cancelled. The Senior Notes Indenture Trustees, Caraustar and all other relevant parties to the Senior Notes Indenture and the related documents, will be authorized and required to take all such actions as will be necessary or appropriate to effectuate or implement the foregoing termination and/or cancellation of the Senior Notes Indentures and all related documents, including, without limitation, the Senior Notes. The New Secured Notes shall not be registered under the Securities Act of 1933, as amended. The New Secured Notes Indenture will be in the form set forth in the Plan Supplement.

(b) Issuance of New Common Stock. On the Effective Date, Reorganized Caraustar shall issue an aggregate of [            ] shares of New Common Stock. Each Holder of a Senior Notes Claim will receive, in partial consideration of the cancellation of its Senior Notes Claim, its Pro Rata share of 100% of the New Common Stock issued on the Effective Date. The New Common Stock shall not be registered under the Securities Act of 1933, as amended, and shall not be listed for public trading on any securities exchange. Distribution of such New Common Stock shall be made by delivery of one or more certificates representing such shares as described herein or made by means of book-entry exchange through the facilities of DTC in accordance with the customary practices of DTC, as and to the extent practicable, as provided in Section 6.5 of the Plan. The Articles of Incorporation will set forth the rights and preferences under the New Common Stock. On the Effective Date, except as otherwise provided for in the Plan, all Caraustar Equity Interests and any stockholders agreements, registration rights agreements, repurchase agreements and repurchase arrangements, or other instruments or documents evidencing or creating any obligations of a Debtor that relate to Caraustar Equity Interests that are impaired under the Plan shall be cancelled, and the obligations of the Debtors under any stockholder agreements, registration rights agreements, repurchase agreements and repurchase arrangements shall be discharged. As of the Effective Date, all Caraustar Equity Interests that have been authorized to be issued but that have not been issued shall be deemed cancelled and extinguished without any further action of any party.

(c) Reorganized Caraustar Shareholders Agreement. On the Effective Date, Reorganized Caraustar and the Holders of New Common Stock shall enter into (or be deemed to enter into as provided below) the Reorganized Caraustar Shareholders Agreement. The Reorganized Caraustar Shareholders Agreement shall be binding on all parties entitled to receive New Common Stock under the Plan regardless of whether such parties execute the Reorganized Caraustar Shareholders Agreement. Registration rights, including any registration rights agreement, will be included in the Plan Supplement and shall be in form and substance acceptable to the Ad Hoc Committee of Holders.

2.	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors.

On the Effective Date, the Reorganized Debtors shall continue to exist as separate corporate entities or partnerships in accordance with the applicable law in the respective jurisdictions in which they are incorporated or organized and pursuant to their respective certificates, articles of incorporation and by-laws or partnership agreements in effect prior to the Effective Date, except to the extent such certificates, articles of incorporation and by-laws or partnership agreements are to be amended pursuant to the terms of the Plan; provided, however, notwithstanding the foregoing, Reorganized Caraustar shall be reincorporated as a Delaware corporation in accordance with Section 5.4(a) of the Plan. Notwithstanding anything to the contrary in the Plan, the Reinstated Claims against a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor following the Effective Date and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases, or otherwise. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estates of the Debtors, including all Causes of Action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all Claims, liens, charges, other encumbrances and Interests. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

3.	Corporate Governance, Directors, Officers and Corporate Action.

(a) Certificates or Articles of Incorporation and By-Laws.

On the Effective Date, Reorganized Caraustar shall be reincorporated as a Delaware corporation by means of the transactions described in the Reincorporation Transactions Document as filed in the Plan Supplement, and the Articles of Incorporation and By-Laws of Reorganized Caraustar shall go into effect and shall (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (ii) authorize the issuance of the New Common Stock. On or prior to the Effective Date, Caraustar shall make such filings in the States of Delaware and North Carolina as shall be necessary or desirable to effect such a reincorporation and to provide for the effectiveness on the Effective Date of the Articles of Incorporation. In addition, on or about the Effective Date, the certificates, articles of incorporation and by-laws or partnership agreements of the Affiliate Debtors shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their certificates, articles of incorporation and by-laws or partnership agreements as permitted by applicable law.

(b) Directors and Officers of the Reorganized Debtors.

Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, on the Effective Date, the existing initial directors and officers of Reorganized Caraustar shall have five (5) members, including Michael Keough, so long as he serves as Caraustar’s chief executive officer, and the other members as designated by the Ad Hoc Committee of Holders, to be disclosed in the Plan Supplement. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Articles of Incorporation, the other constituent documents of the Reorganized Debtors, and applicable law. Thereafter, the Articles of Incorporation, By-Laws, and Reorganized Caraustar Shareholders Agreement shall govern the designation of directors. In addition, the boards of directors of the other Reorganized Debtors shall be comprised of members of the board of directors of Reorganized Caraustar, or such other persons as are designated by the board of directors of Reorganized Caraustar. Pursuant to section 1129(a)(5), the Debtors will disclose, as part of the Plan Supplement, but which shall be filed within three (3) Business Days of the Confirmation Hearing, the identity and affiliations of any person proposed to serve on the initial board of directors of Reorganized Caraustar, and to the extent such person is an insider other than by virtue of being a director, the nature of any compensation for such person. Each member of the current board of directors of each of the Debtors will be deemed to have resigned on the Effective Date.

(c)	Corporate Action.

On the Effective Date, the reincorporation of Reorganized Caraustar as a Delaware corporation, the adoption of the Articles of Incorporation or similar constituent documents, the adoption of the By-Laws, the selection of directors and officers for Reorganized Caraustar and the other Reorganized Debtors, and all other actions contemplated by the Plan, including all actions required to be taken by the board of directors of the Debtors or the Reorganized Debtors (or their partners) that the transactions contemplated herein shall not constitute a Change in Control for purposes of the SERP or any other employee agreements or arrangements (including the passage of any required resolutions), shall be authorized and approved in all respects, or shall have otherwise occurred (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate or partnership structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have timely occurred in accordance with applicable law and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of Reorganized Caraustar and/or the other Reorganized Debtors and members of the boards of directors of Reorganized Caraustar and/or the other Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of Reorganized Caraustar and/or the other Reorganized Debtors.

4.	Cancellation of Liens.

Except as otherwise provided in the Plan, on the Effective Date, any Lien securing any Secured Claim (other than a Lien securing a Secured Claim that is Reinstated pursuant to Section 3.2 of the Plan) shall be deemed released and the Holder of such Secured Claim shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such Holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases as may be requested by the Debtors (or the Reorganized Debtors, as the case may be).

5.	Exit Financing.

On the Effective Date, without any requirement of further action by security holders or directors of the Debtors or the Reorganized Debtors, the Reorganized Debtors shall be authorized and directed to enter into the Exit Facility Credit Agreement, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of Liens securing the obligations under the Exit Facility, provided the Exit Facility and the foregoing documents shall be in form and substance acceptable to the Ad Hoc Committee of Holders.

6.	Management Incentive Plan.

Following the Effective Date, the board of directors of Reorganized Caraustar will adopt a short-term and long-term management incentive plan. Class B shares representing 10% of Reorganized Caraustar’s New Common Stock will be reserved for equity awards under the long-term management incentive plan. Such Class B shares shall have the right to vote on board of director candidates along with the shares of New Common Stock to be received by the Senior Noteholders on the Effective Date, but will not have certain special voting rights with respect to approval of key decisions and related party transactions. Class B shares will not be entitled to certain pre-emptive rights, co-sale rights or demand registration rights and will be transferable only to family members. Otherwise, Class B shares shall have the same priority, right to dividends, and other indicia of ownership as do the shares of New Common Stock to be received by the Senior Noteholders on the Effective Date. Equity awards under the long-term management incentive plan may be granted to management by the Board of Directors of Reorganized Caraustar in its discretion. In addition, on the Effective Date of the Plan, each participant in the Debtors’ existing 2009 Incentive Plan will receive a cash payment equal to fifty percent (50%) of the participant’s targeted annual incentive payment under such plan. Each such payment shall be credited dollar-for-dollar against any additional or future payment a participant is due to receive under such plan and shall be refunded to the Debtors by any participant that voluntarily leaves the Debtors’ employment within six (6) months after the Effective Date.

7.	Additional Transactions Authorized Under the Plan.

On or prior to the Effective Date, the Debtors shall be authorized to take any such actions as may be necessary or appropriate to Reinstate Claims or render Claims not Impaired, as provided for under the Plan, and after consultation with the Ad Hoc Committee of Holders.

H.	PROVISIONS GOVERNING DISTRIBUTIONS

THE FOLLOWING IS A SUMMARY OF THE PROVISIONS GOVERNING DISTRIBUTIONS UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY THE TERMS OF THE PLAN.

1.	Distributions for Class 7 Claims or Class 8 Interests.

Unless the Holder of a Class 7 Claim or a Class 8 Interest agrees to a different distribution date or except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, distributions to be made on account of Claims in Class 7 and Interests in Class 8 shall be made on the Initial Distribution Date and shall continue thereafter on such subsequent distribution dates as the Distribution Agent determines to be appropriate in its discretion. Notwithstanding the date on which any distribution of New Common Stock or New Secured Notes is actually made to a Holder of a Claim in Class 7, as of the date of the distribution such Holder shall be deemed to have the rights of a holder of such securities distributed as of the Effective Date. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

2.	Interest on Claims.

Except as otherwise specifically provided for in the Plan, the Confirmation Order or other order of the Bankruptcy Court (including, without limitation, the Final DIP Order), or required by applicable bankruptcy or non-bankruptcy law, postpetition interest shall not accrue or be paid on any Claims (other than Secured Claims), and no Holder of a Claim (other than the Holder of a Secured Claim) shall be entitled to interest accruing on or after the Petition Date on any Claim.

3.	Distributions by Disbursing Agent.

Other than as specifically set forth in the Plan, the Disbursing Agent shall make all distributions required to be made under the Plan. Distributions on account of the Senior Notes Claims, shall be made in accordance with the Senior Notes Indentures, or in accordance with the Plan when the Senior Notes Indentures are silent. Reorganized Caraustar and/or the other Reorganized Debtors may act as Disbursing Agent or may employ or contract with other entities to assist in or make the distributions required by the Plan.

4.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

The following terms shall govern the delivery of distributions and undeliverable or unclaimed distributions with respect to Claims.

(a) Delivery of Distributions in General. Subject to Bankruptcy Rule 9010, all distributions to Holders of Claims in Class 7 and Interests in Class 8 shall be made at the addresses set forth in the Debtors’ books and records unless such addresses are superseded by proofs of claim or interests or transfers of claim or interests filed pursuant to Bankruptcy Rule 3001.

(b) Undeliverable and Unclaimed Distributions.

i) Holding and Investment of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of a Claim in Class 7 or Interest in Class 8 is returned to Reorganized Caraustar, the other Reorganized Debtors or the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Reorganized Debtors or the Disbursing Agent is notified in writing of such Holder’s then current address.

ii) Failure to Claim Undeliverable Distributions. Any Holder of a Claim in Class 7 or Interest in Class 8 that does not assert a claim pursuant to the Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors or their Estates or the Reorganized Debtors or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates and the Reorganized Debtors free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any New Common Stock or New Secured Notes held for distribution on account of such Claim shall be canceled and of no further force or effect. Nothing contained in the Plan shall require any Disbursing Agent, including, but not limited to, the Reorganized Debtors, to attempt to locate any Holder of an Allowed Claim or Interest.

5.	Record Date for Distributions.

(a) The Reorganized Debtors and the Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Claim in Class 7 that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Claims in Class 7 that are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Reorganized Debtors and the Disbursing Agent shall be entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

(b) Distributions of New Common Stock to Holders of Senior Notes Claims administered by the Senior Notes Indenture Trustee may in the discretion of the Disbursing Agent be made by means of book-entry exchange through the facilities of DTC in accordance with the customary practices of DTC, as and to the extent practicable. In connection with such book-entry exchange, the Senior Notes Indenture Trustee shall deliver instructions to DTC to effect distributions on a Pro Rata basis as provided under the Plan with respect to the Senior Notes Claims.

6.	Allocation of Plan Distributions Between Principal and Interest.

Except as otherwise expressly provided in the Plan, to the extent that any Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

7.	Means of Cash Payment.

Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of Reorganized Caraustar or the other Reorganized Debtors, by (a) checks drawn on or (b) wire transfer from a bank selected by Reorganized Caraustar or the other Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of Reorganized Caraustar or the other Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

8.	Sources of Cash for Plan Distributions.

Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan may be obtained from existing Cash balances, revenue generated from the operations of the Debtors and the Reorganized Debtors, or from the proceeds of the Exit Facility. The Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors’ consolidated cash management systems.

9.	Withholding and Reporting Requirements.

In connection with the Plan and all distributions thereunder, Reorganized Caraustar and the other Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All persons holding Claims or Interests shall be required to provide any information necessary to affect information reporting and the withholding of such taxes. Notwithstanding any other provision of the Plan, (a) each Holder of a Claim in Class 7 or Interest in Class 8 that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution and (b) no distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations.

10.	Setoffs.

Reorganized Caraustar and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim, the payments or other distributions to be made pursuant to the Plan in respect of such Claim, or claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

11.	Fractional Shares.

No fractional shares of New Common Stock shall be distributed. When a fractional share would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of more than .50) of such fraction to the nearest whole share of New Common Stock or a rounding down of such fraction (in the case of .50 or less than .50) to the nearest whole share of New Common Stock. The total number of shares of New Common Stock to be distributed pursuant to the Plan shall be adjusted as necessary to account for the rounding provided for herein.

12.	Exemption for Securities Law.

The issuance of New Common Stock and the New Secured Notes pursuant to the terms of the Plan shall be exempt from any federal and state securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

I.	TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES AND PENSION PLANS

THE FOLLOWING IS A SUMMARY OF THE PROVISIONS GOVERNING THE TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY THE TERMS OF THE PLAN.

Pursuant to Article VII of the Plan, on the Effective Date, all executory contracts or unexpired leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such executory contract or unexpired lease (i) was previously assumed or rejected by the Debtors pursuant to an order entered by the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms, or (iii) is an executory contract to be rejected by the Debtors, after consultation with, and with the approval of, the Ad Hoc Committee of Holders, as set forth in the Plan Supplement. Entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to Article VII of the Plan shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law.

Any monetary amounts by which each executory contract and unexpired lease to be assumed is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree, with the approval of the Ad Hoc Committee of Holders. In the event of a dispute regarding (a) the amount of any cure payments, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. Pending the Bankruptcy Court’s ruling on such motion, the executory contract or unexpired lease at issue shall be deemed assumed by the Debtors unless otherwise ordered by the Bankruptcy Court.

All contracts, agreements and leases that were entered into by the Debtors or assumed by the Debtors after the Petition Date shall be deemed assigned by the Debtors to the Reorganized Debtors on the Effective Date.

In furtherance of, and without in any way limiting Section 7.5 of the Plan, from and after the Effective Date, the Debtors shall assume the obligation and shall continue to make the payment of all retiree benefits (if any), as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to Section 1114(e)(1)(B) or (g), at any time prior to the Confirmation Date, for the duration of the period (if any) that the Debtors are obligated to provide such benefits. Notwithstanding anything in the Plan to the contrary, the Pension and Retirement Plans shall become obligations of the Reorganized Debtors and shall otherwise be unaffected by confirmation of the Plan, and any Claims arising under the Pension and Retirement Plans shall not be discharged or released or otherwise affected by the Plan or by these proceedings.

Except as otherwise expressly provided in Article VII or any other provisions of the Plan (and except as may otherwise be agreed between an employee and the Board of Directors of the Reorganized Debtors, with the approval of the Ad Hoc Committee of Holders), the Reorganized Debtors shall continue to perform their obligations under all employment and severance contracts and policies, and all compensation and benefit plans, policies and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans (including the Pension and Retirement Plans), healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans, provided that the Board of Directors of Caraustar shall have agreed to vote for the board of directors of the Reorganized Debtors, and shall have adopted any resolutions and taken such other actions prior to the Confirmation Date declaring that neither the Plan nor the transactions or distributions contemplated under the Plan constitute a Change in Control, and provided, further, that the Bankruptcy Court enters a Final Order (which order may be the Confirmation Order) finding that neither the Plan nor the transactions or distributions contemplated thereunder shall constitute a Change in Control. Nothing in the Plan shall restrict the rights of the board of directors of the Reorganized Debtors to change or modify any such policy, plan or program in accordance with its terms. In addition, prior to the Effective Date, the Debtors will not, without the prior written consent of the Ad Hoc Committee of Holders: (i) enter into any executive employment agreements or collective bargaining agreements, (ii) modify any existing employment agreements, collective bargaining agreements or benefit plans, (iii) hire any executive or employee whose total compensation is greater than $100,000, or (iv) increase the compensation for any executive or employee whose total compensation is greater than $100,000.

J.	PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS AND DISPUTED INTERESTS

THE FOLLOWING IS A SUMMARY OF THE PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS AND DISPUTED INTERESTS UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY THE TERMS OF THE PLAN.

1.	Objections to and Estimation of Claims.

Only the Debtors or the Reorganized Debtors may object to the allowance of any Claim, including, without limitation, any Administrative Expense Claim. After the Effective Date, the Reorganized Debtors shall be accorded the power and authority to allow or settle and compromise any Claim without notice to any other party, or approval of, or notice to the Bankruptcy Court. In addition, the Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Reorganized Debtors have previously objected to such Claim.

2.	No Distributions Pending Allowance.

Notwithstanding any other provision in the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

3.	Distributions on Account of Disputed Claims Once They Are Allowed.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

4.	Reinstated Claims

Notwithstanding anything contained herein to the contrary, nothing shall affect, diminish or impair the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Reinstated Claim, including, but not limited to, legal and equitable defenses to setoffs or recoupments against Reinstated Claims.

K.	CONFIRMATION AND CONSUMMATION OF THE PLAN

1.	Conditions to Confirmation.

The Plan shall not be confirmed unless and until the following conditions shall have been satisfied or waived in accordance with Section 9.3 of the Plan:

(a) The Confirmation Order shall be in form and substance satisfactory to the Ad Hoc Committee of Holders.

(b) The Lock-up Agreement shall remain in full force and effect and shall not have been terminated in accordance with the terms thereof.

(c) The most current version of the Plan Supplement and the Plan Documents shall have been Filed in form and substance acceptable to the Debtors and the Ad Hoc Committee of Holders.

(d) The board of directors shall have adopted such resolutions and taken any other actions necessary so that the Plan and the transactions contemplated hereunder will not constitute a Change in Control.

2.	Conditions to Effective Date.

The Plan shall not become effective and the Effective Date shall not occur unless and until the following conditions shall have been satisfied or waived in accordance with Section 9.3 of the Plan:

(a) The Bankruptcy Court shall have entered a Final Order (which order may include the Confirmation Order) finding that neither the Plan nor the transactions or distributions contemplated hereunder shall constitute a Change in Control.

(b) The Confirmation Order confirming the Plan shall have been entered by the Bankruptcy Court and shall have become a Final Order in form and substance acceptable to the Debtors and the Ad Hoc Committee of Holders.

(c) The Lock-up Agreement shall remain in full force and effect and shall not have been terminated in accordance with the terms thereof.

(d) The final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (including the Plan Documents) shall have been Filed in form and substance acceptable to the Debtors and the Ad Hoc Committee of Holders without prejudice to the Reorganized Debtors’ rights under the Plan to alter, amend, or modify certain of the schedules, documents, and exhibits contained in the Plan Supplement in accordance with the terms hereof.

(e) All other documents and agreements necessary to implement the Plan on the Effective Date, including, but not limited to the Plan Supplement and the Plan Documents, shall have been duly and validly executed and delivered by all parties thereto.

(f) All other actions, documents, and agreements determined by the Debtors and the Ad Hoc Committee of Holders to be necessary to implement the Plan shall have been effected or executed and shall be in form and substance acceptable to the Ad Hoc Committee of Holders.

(g) The Exit Facility Credit Agreement and all related documents provided for therein or contemplated thereby shall be in form and substance acceptable to the Ad Hoc Committee of Holders and shall have been duly and validly executed and delivered by all parties thereto, all conditions precedent thereto shall have occurred or shall have been satisfied and all proceeds of the Exit Facility shall be made available to the Reorganized Debtors to fund distributions hereunder.

(h) The Ad Hoc Committee Advisor Claims and Senior Notes Indenture Trustee Claims that were timely presented shall have been satisfied by their retainer, paid in full and in Cash, or the Debtors shall have paid the Ad Hoc Committee Advisor Claims and Senior Notes Indenture Trustee Claims their outstanding fees and expenses pursuant to section 1129(a)(4) of the Bankruptcy Code in full in Cash.

(i) All DIP Facility Claims shall have been paid in full and in Cash or the Debtors shall have provided reasonably satisfactory evidence that such Claims shall be paid from the proceeds of the Exit Facility.

(j) There shall be no material deviation in amount or type from the liabilities previously disclosed in writing to the Ad Hoc Committee of Holders or to the Ad Hoc Committee Advisors, including liabilities disclosed in the due diligence materials provided to the Ad Hoc Committee Advisors prior to the commencement of these Chapter 11 Cases.

(k) All corporate actions required to be taken by Article VII of the Plan, shall have been taken.

(l) Any material alteration to, or interpretation of, any term or provision of the Plan by the Bankruptcy Court shall have been acceptable to the Debtors and the Ad Hoc Committee of Holders.

(m) The Articles of Incorporation and By-Laws and the amended certificates or articles of incorporation or partnership agreement of the Debtors, as necessary, shall have been adopted and filed with the applicable authorities of the relevant jurisdictions of incorporation or organization and shall have become effective in accordance with the corporate laws of such jurisdictions.

(n) All authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement the Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on Reorganized Caraustar.

(o) The Effective Date shall have occurred not later than eighty-three (83) days after the Petition Date.

Each of the conditions set forth in Sections 9.1 and 9.2 of the Plan, with the exception of those conditions set forth in subsection (k), may be waived in whole or in part by the Debtors, with the prior written consent of the Ad Hoc Committee of Holders, without any notice to the Bankruptcy Court or parties in interest and without the need for a hearing.

If each of the conditions specified in Sections 9.1 and 9.2 of the Plan has not been satisfied or waived in the manner provided in Section 9.3 of the Plan, then: (i) the Confirmation Order shall be vacated and of no further force or effect; (ii) no distributions under the Plan shall be made; (iii) the Debtors and all Holders of Claims and Interests in the Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; (iv) all of the Debtors’ obligations with respect to the Claims and Interests shall remain unaffected by the Plan and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors and the Plan shall be deemed withdrawn; and (v) the Lock-up Agreement shall be terminated and the Ad Hoc Committee of Holders shall have all rights and remedies under the terms thereof for such termination and any related covenants breach(es). Upon such occurrence, the Debtors shall file a written notification with the Bankruptcy Court and serve it upon such parties as the Bankruptcy Court may direct.

L.	EFFECT OF PLAN CONFIRMATION

1.	Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any Holder of a Claim against, or Interest in, the Debtors and such Holder’s respective successors and assigns, whether or not the Claim or Interest of such Holder is Impaired under the Plan and whether or not such Holder has accepted the Plan.

2.	Exculpations and Releases.

(a)	Exculpation.

From and after the Effective Date, the Released Parties shall neither have nor incur any liability to, or be subject to any right of action by, any Holder of a Claim or Interest, or any other party in interest, or any of their respective employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing the Lock-up Agreement and the Plan, the solicitation of acceptances of the Plan, the pursuit of approval of the Disclosure Statement and confirmation of the Plan, the confirmation of the Plan, the Plan Documents, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, or the restructuring transactions contemplated in the Plan; provided, however, that the foregoing provision shall not apply to an act or omission that is determined by a Final Order of the Bankruptcy Court to have constituted willful misconduct or gross negligence. Any of the Released Parties shall be entitled to rely, in all respects, upon the advice of counsel with respect to their duties and responsibilities under the Plan.

(b)	Releases by the Debtors.

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors in their individual capacities and as debtors-in-possession on behalf of each of the Debtors’ Estates will be deemed to release and forever waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement, or any document or agreement related thereto; provided, however, that Section 10.2 of the Plan shall not apply to an act or omission that is determined by a Final Order of the Bankruptcy Court to have constituted willful misconduct or gross negligence.

(c)	Releases by Holders of Claims and Interests.

As of the Effective Date, to the fullest extent permitted by law, each Holder of a Claim or Interest that votes to accept the Plan, or who, directly or indirectly, is entitled to receive a distribution under the Plan, including Persons entitled to receive a distribution via an attorney, agent, indenture trustee or securities intermediary, shall in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash and the securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, be deemed to have forever released, waived and discharged all claims, demands, debts, rights, causes of action or liabilities (other than claims or causes of action arising out of an act or omission that is determined by a Final Order of the Bankruptcy Court to have constituted willful misconduct or gross negligence), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Plan or the Disclosure Statement, the Plan Documents, or the restructuring transactions contemplated thereby, existing as of the Effective Date or thereafter that are based in whole or part on any act, omission, transaction event, or other occurrence taking place on or prior to the Effective Date, against the Released Parties; provided, however, that Section 10.2 of the Plan shall not apply to an act or omission that is determined by a Final Order of the Bankruptcy Court to have constituted willful misconduct or gross negligence.

(d)	Injunction Related to Exculpation and Releases.

All Persons that have held, hold or may hold any liabilities released or exculpated pursuant to Section 10.2 of the Plan will be permanently enjoined from taking any of the following actions against any Released Party or its property on account of such released liabilities: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (ii) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any lien; (iv) except as provided herein, asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due a Released Party; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

(e)	Survival of Indemnification Obligations.

The obligations of the Debtors to indemnify any past and present directors, officers, agents, employees and representatives, pursuant to certificates or articles of incorporation, by-laws, contracts and/or applicable statutes, in respect of all actions, suits and proceedings against any of such officers, directors, agents, employees and representatives, based upon any act or omission related to service with or for or on behalf of the Debtors, shall not be discharged or Impaired by confirmation or consummation of the Plan and shall be assumed by the other Reorganized Debtors.

(f)	Discharge of Claims and Termination of Interests.

Except as otherwise provided in the Plan or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims and Interests (other than Unimpaired Claims under the Plan) of any nature whatsoever against the Debtors or any of their Estates, assets, properties or interest in property, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests. Upon the Effective Date, the Debtors shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims and Interests (other than Unimpaired Claims), including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, and the Caraustar Equity Interests.

(g)	Preservation of Rights of Action and Settlement of Causes of Action.

Except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Causes of Action. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Causes of Action.

3.	Injunction.

Except as otherwise provided in the Plan or the Confirmation Order, from and after the Effective Date all Persons who have held, hold or may hold Claims (other than Unimpaired Claims under the Plan) against or Interests in the Debtors, are (i) permanently enjoined from taking any of the following actions against the Estate(s), or any of their property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against any of the Debtors, the Reorganized Debtors or their property on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action, or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance; (D) asserting any right of setoff, subrogation or recoupment of any kind and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

By accepting distributions pursuant to the Plan, each Holder of an Allowed Claim will be deemed to have specifically consented to the injunctions set forth in Section 10.3 of the Plan.

4.	Term of Bankruptcy Injunction or Stays.

All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

M.	MISCELLANEOUS PLAN PROVISIONS

THE FOLLOWING IS A SUMMARY OF CERTAIN MISCELLANEOUS PROVISIONS UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY THE TERMS OF THE PLAN.

1.	Surrender of Instruments.

As a condition to participation under the Plan, the Holder of an equity security, note, debenture or other evidence of indebtedness of the Debtors that desires to receive the property to be distributed on account of a Class 7 Claim or Class 8 Interest based on such equity security, note, debenture or other evidence of indebtedness shall surrender such equity security, note, debenture or other evidence of indebtedness to the Debtors, or their designee (unless such Holder’s Claim will be Reinstated by the Plan, in which case such surrender shall not be required), and shall execute and deliver such other documents as are necessary to effectuate the Plan; provided, however, that if a claimant is a Holder of an equity security, note, debenture or other evidence of indebtedness for which no physical certificate was issued to the Holder but which instead is held in book-entry form pursuant to a global security held by DTC or other securities depositary or custodian thereof, then such Holder shall be deemed to have surrendered such Holder’s equity security, note, debenture or other evidence of indebtedness upon surrender to Caraustar of such global security by DTC or such other securities depositary or custodian thereof. Except as otherwise provided in this section, if no surrender of an equity security, note, debenture or other evidence of indebtedness occurs and a claimant does not provide an affidavit and indemnification agreement, in form and substance satisfactory to the Debtors, that such equity security, note, debenture or other evidence of indebtedness was lost, then no distribution may be made to any claimant whose Claim or Interest is based on such equity security, note, debenture or other evidence of indebtedness thereof. The Debtors shall make subsequent distributions only to the persons who surrender the securities for exchange (or their assignees) and the record holders of such securities shall be those holders of record as of the Effective Date. Except as otherwise provided herein the Senior Notes Indentures shall be rendered void as of the Effective Date.

2.	Post-Confirmation Date Retention of Professionals.

Upon the Effective Date, any requirement that professionals employed by the Reorganized Debtors comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will be authorized to employ and compensate professionals in the ordinary course of business and without the need for Bankruptcy Court approval.

3.	Bar Date for Certain Administrative Expense Claims.

All applications for final allowance of fees and expenses of professional persons employed by the Debtors or any statutory committee appointed in the Chapter 11 Cases, pursuant to orders entered by the Bankruptcy Court and on account of services rendered prior to the Effective Date, shall be filed with the Bankruptcy Court and served upon the Reorganized Debtors’ counsel and counsel to the Ad Hoc Committee of Holders at the addresses set forth in Section 12.12 of the Plan no later than thirty (30) days after the Effective Date. Any such claim that is not filed within this time period shall be discharged and forever barred. Objections to any application for allowance of Administrative Expense Claims described in Section 12.3 of the Plan must be filed within thirty (30) days after the filing thereof, as may be extended by the Bankruptcy Court upon request of the Reorganized Debtors.

4.	Effectuating Documents and Further Transactions.

Each of the Debtors and the Reorganized Debtors is authorized to execute, deliver, file or record the Plan Documents and such other contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan, including actions that the Senior Notes Indenture Trustees may reasonably request to further effect the terms of the Plan.

5.	Corporate Action.

Prior to, on, or after the Effective Date (as appropriate), all matters expressly provided for under the Plan that would otherwise require approval of the shareholders or directors of one (1) or more of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated without any requirement of further action by the shareholders or directors of the Debtors or the Reorganized Debtors, including all actions required to be taken by the board of directors of the Debtors or the Reorganized Debtors, as applicable, in Section 5.4(c) and Article VII of the Plan regarding a Change in Control.

6.	Exemption from Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under the Plan, including, without limitation, merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, will not be subject to any stamp tax or other similar tax.

7.	Payment of Statutory Fees.

All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

8.	Amendment or Modification of the Plan; Approval of the Ad Hoc Committee.

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, the Debtors, with the prior written consent of the Ad Hoc Committee of Holders, may alter, amend or modify the Plan, the Plan Supplement or the Plan Documents at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, the Plan Supplement, and the Plan Documents, in each case, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

Any reference in the Plan to matters being acceptable or satisfactory to, approved by, or requiring consent of the Ad Hoc Committee of Holders, shall be deemed to be acceptable or satisfactory to, or require the approval or consent of, Senior Noteholders that are parties to the Lock-up Agreement and hold at least 66- 2/3% in outstanding principal amount of the Senior Notes in the aggregate; provided, however, no approval or consent of the Ad Hoc Committee of Holders shall be required on or after the termination of the Lock-up Agreement.

9.	Severability of Plan Provisions.

If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, Impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

10.	Successors and Assigns.

The Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

11.	Revocation, Withdrawal or Non-Consummation of the Plan.

Subject to the obligations and covenants of the Debtors under the Lock-up Agreement, the Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization, in each case with the prior written consent of the Ad Hoc Committee of Holders. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors or if confirmation or consummation of the Plan as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person.

12.	Notice.

All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

CARAUSTAR INDUSTRIES, INC.
5000 Austell Powder Springs Road
Suite 300
Austell, GA 30106
Telephone: (770) 948-3101
Facsimile: (770) 799-5990
Attn: Corporate Law Department

with a copy to:

KING & SPALDING LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309-3521
Telephone: (404) 572-4600
Facsimile: (404) 572-5100
Attn: James A. Pardo

Proposed Counsel to Debtors and Debtors-in-Possession
and if to the Ad Hoc Committee of Holders, to:

STROOCK & STROOCK & LAVAN LLP
180 Maiden Lane
New York, New York 10038
Facsimile: (212) 806-6006
Attn: Kristopher M. Hansen

Counsel to the Ad Hoc Committee of Holders

13.	Governing Law.

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to the Plan or the Plan Documents provide otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with the laws of the State of Georgia, without giving effect to the principles of conflicts of law of such jurisdiction.

14.	Tax Reporting and Compliance.

The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505 of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.

15.	Exhibits.

All Exhibits to the Plan are hereby incorporated and are a part of the Plan as if set forth in full in the Plan.

16.	Filing of Additional Documents.

On or before substantial consummation of the Plan, the Reorganized Debtors and the Debtors, with the approval of the Ad Hoc Committee of Holders, shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

17.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force and effect unless the Bankruptcy Court has entered the Confirmation Order. The filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtors with respect to the Plan shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims and Interests.

VI. VOTING PROCEDURES AND REQUIREMENTS

The following section describes in summary fashion the procedures and requirements that have been established for voting on the Plan. If you are entitled to vote to accept or reject the Plan, you should receive a ballot for the purpose of voting on the Plan (the “Ballot”). If you hold Claims or Interests in more than one Class and you are entitled to vote such Claims or Interests in more than one Class, you will receive separate Ballots which must be used for each separate Class of Claims or Interests. If you are entitled to vote and did not receive a ballot, received a damaged ballot or lost your ballot please call the Voting Agent, [            ], at (    )     -            .14

A.	VOTING DEADLINE

TO BE CONSIDERED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN, ALL BALLOTS MUST BE RECEIVED BY THE VOTING AGENT NO LATER THAN THE VOTING DEADLINE OF 4:00 P.M. PREVAILING EASTERN TIME ON [            ], 2009 (THE “VOTING DEADLINE”). ONLY THOSE BALLOTS ACTUALLY RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE WILL BE COUNTED AS EITHER ACCEPTING OR REJECTING THE PLAN. ALL BALLOTS MUST BE SENT TO THE FOLLOWING ADDRESS:15

FOR FIRST CLASS MAIL:

CARAUSTAR INDUSTRIES, INC. BALLOT PROCESSING CENTER

FOR OVERNIGHT MAIL AND HAND DELIVERY:

CARAUSTAR INDUSTRIES, INC. BALLOT PROCESSING

Votes cannot be transmitted orally, by facsimile or by electronic mail. Accordingly, you are urged to return your signed and completed ballot promptly. Any executed ballot received that does not indicate either an acceptance or rejection of the Plan shall be deemed to constitute an acceptance of the Plan.

[14]	A telephone number will be provided no later than 3 business days prior to the objection deadline set with respect to this Disclosure Statement.
[15]	Addresses will be provided no later than 3 business days prior to the objection deadline set with respect to this Disclosure Statement.

THE DEBTORS INTEND TO SEEK TO SATISFY THE REQUIREMENTS FOR CONFIRMATION OF THE PLAN UNDER THE CRAMDOWN PROVISIONS OF SECTION 1129(b) OF THE BANKRUPTCY CODE AS TO ANY CLASS THAT VOTES TO REJECT, THE PLAN, AND, IF REQUIRED, MAY AMEND THE PLAN TO CONFORM TO THE STANDARDS OF SUCH SECTION.

B.	HOLDERS OF CLAIMS ENTITLED TO VOTE

As mentioned in section V.F. above, the Debtors are soliciting votes on the Plan from the holders of Allowed Claims and Interests in Classes 7 and 8. Also as mentioned in section V.F. above, with respect to any Class of Claims that votes to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.

C.	VOTE REQUIRED FOR ACCEPTANCE BY A CLASS

1.	Class of Claims.

A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds ( 2/3) in amount and more than one-half ( 1/2) in number of the Allowed Claims in such Class that have voted on the Plan in accordance with the Solicitation Order.

2.	Class of Interests.

A Class of Interests shall have accepted the Plan if it is accepted by at least two-thirds ( 2/3) in amount of the Allowed Interests in such Class that have voted on the Plan in accordance with the Solicitation Order.

D.	VOTING PROCEDURES

1.	Ballots.

Each Ballot enclosed with this Disclosure Statement has been encoded with the Class into which the Claim or Interest has been placed under the Plan. All votes to accept or reject the Plan with respect to any Class of Claims or Interests must be cast by properly submitting the duly completed and executed form of Ballot designated for such Class. Holders of Impaired Claims or Interests voting on the Plan should complete and sign the Ballot in accordance with the instructions thereon, being sure to check the appropriate box entitled “Accept the Plan” or “Reject the Plan.”

Ballots must be delivered to the Voting Agent, at its address set forth above, and received by the Voting Deadline. THE METHOD OF SUCH DELIVERY IS AT THE ELECTION AND RISK OF THE VOTER. If such delivery is by mail, it is recommended that voters use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

If you are entitled to vote and you did not receive a Ballot, received a damaged Ballot or lost your Ballot, please contact the Voting Agent in the manner set forth in this Disclosure Statement.

A vote on the Plan may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Solicitation Order also sets forth assumptions and procedures for tabulating ballots that are not completed fully or correctly.

2.	Special Instructions for Holders of Noteholder Claims.

If you are the holder of a Senior Notes Claim or Interest, or if you are acting on behalf of the holder of any such Claim or Interest, please carefully review the special instructions that accompany your ballot. If you have any questions, please contact the Voting Agent.

3.	Withdrawal or Change of Votes on the Plan.

After the Voting Deadline, no vote may be withdrawn without the prior consent of the Debtors, which consent shall be given in the Debtors’ sole discretion.

Any holder who has submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may change its vote by submitting to the Voting Agent prior to the voting deadline a subsequent properly completed ballot for acceptance or rejection of the Plan. If more than one timely, properly completed Ballot is received with respect to the same Claim, the Ballot that will be counted for purposes of determining whether sufficient acceptances required to confirm the Plan have been received will be the Ballot that the Voting Agent determines was the last to be received.

VII. CONFIRMATION OF THE PLAN

A.	CONFIRMATION HEARING

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. The Confirmation Hearing pursuant to section 1128 of the Bankruptcy Code will be held on [            ,    ] 2009 at [    .m.], prevailing Eastern Time, before the Honorable [            ], United States Bankruptcy Judge, at the United States Bankruptcy Court for the Northern District of Georgia, 75 Spring Street, S.W., Courtroom [    ], Atlanta, Georgia 30303. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of adjournment at the Confirmation Hearing, or at any subsequent adjourned Confirmation Hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to Confirmation of the Plan must: (i) be made in writing; (ii) state the name and address of the objecting party and the nature of the claim or interest of such party; (iii) state with particularity the legal and factual basis and nature of any objection to the Plan; and (iv) be filed with the Court, together with proof of service, and served so that they are received on or before [            ] at [            ], prevailing Eastern Time by the following parties:

Counsel to the Debtors: King & Spalding LLP 1180 Peachtree Street, N.E. Atlanta, Georgia 30309-3521 Attn: James A. Pardo	Counsel for Ad Hoc Committee of Holders: Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Attn: Kristopher M. Hansen
The United States Trustee: Office of the United States Trustee 75 Spring Street Atlanta, Georgia 30303 Attn: [ ]

Objections to confirmation of the Plan are governed by Rule 9014 of the Bankruptcy Rules. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY AND PROPERLY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.	STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation are that the Plan (i) is accepted by all impaired Classes of Claims and Interests or, if rejected by an impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class, (ii) is feasible and (iii) is in the “best interests” of holders of Claims and Interests impaired under the Plan.

AS EXPLAINED ABOVE, THE BANKRUPTCY CODE CONTAINS PROVISIONS FOR CONFIRMATION OF A PLAN EVEN IF IT IS NOT ACCEPTED BY ALL CLASSES. THESE “CRAMDOWN” PROVISIONS ARE SET FORTH IN SECTION 1129(B) OF THE BANKRUPTCY CODE, WHICH PROVIDES THAT A PLAN OF REORGANIZATION CAN BE CONFIRMED EVEN IF IT HAS NOT BEEN ACCEPTED BY ALL IMPAIRED CLASSES OF CLAIMS AND INTERESTS AS LONG AS AT LEAST ONE IMPAIRED CLASS OF NON-INSIDER CLAIMS HAS VOTED TO ACCEPT THE PLAN.

1.	Acceptance.

Claims and Interests in Classes 7 and 8 are Impaired under the Plan, and, therefore, must accept the Plan in order for it to be confirmed without application of the “fair and equitable test,” described below, to such Classes. As stated above, Impaired Classes of Claims will have accepted the Plan if the Plan is accepted by at least two-thirds in dollar amount and a majority in number of the Claims of each such Class (other than any Claims of creditors designated under section 1126(e) of the Bankruptcy Code) that have voted to accept or reject the

Plan. Impaired Classes of Interests will have accepted the Plan if the Plan is accepted by at least two-thirds in amount of the Interests of each such Class (other than any Claims of creditors designated under section 1126(e) of the Bankruptcy Code) have voted to accept the Plan.

Claims and Interests in Classes 1 through 6 are Unimpaired under the Plan, and the holders of Allowed Claims in each of these Classes are conclusively presumed to have accepted the Plan.

2.	Fair and Equitable Test.

The Debtors will seek to confirm the Plan notwithstanding the non-acceptance or deemed non-acceptance of the Plan by any impaired Class of Claims or Interests. To obtain such confirmation, it must be demonstrated that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such dissenting impaired Class. A plan does not discriminate unfairly if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class receives more than it is entitled to on account of its claims or interests. The Debtors believe that the Plan satisfies these requirements.

The Bankruptcy Code establishes different “fair and equitable” tests for secured claims, unsecured claims and equity interests, as follows:

(a) Secured Creditors. Either (i) each holder of an impaired secured claim retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens, with such liens attaching to the proceeds of the sale and the treatment of such liens on proceeds is as provided in clauses (i) or (ii) above.

(b) Unsecured Creditors. Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan.

(c) Interest Holders. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greater of the fixed liquidation preference to which such holder is entitled, or the fixed redemption price to which such holder is entitled or the value of the equity interest, or (ii) the holders of equity interests that are junior to the nonaccepting class will not receive or retain any property under the plan.

THE DEBTORS BELIEVE THAT THE PLAN MAY BE CONFIRMED ON A NONCONSENSUAL BASIS (PROVIDED AT LEAST ONE IMPAIRED CLASS OF CLAIMS VOTES TO ACCEPT THE PLAN). ACCORDINGLY, THE DEBTORS WILL DEMONSTRATE AT THE CONFIRMATION HEARING THAT THE PLAN SATISFIES THE REQUIREMENTS OF SECTION 1129(b) OF THE BANKRUPTCY CODE AS TO ANY NON-ACCEPTING CLASS.

3.	Feasibility.

Pursuant to section 1129(a)(11) of the Bankruptcy Code, among other things, the Bankruptcy Court must determine that confirmation of the Plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successors to the Debtors under the Plan. This condition is often referred to as the “feasibility” of the Plan. The Debtors believe that the Plan satisfies this requirement.

For purposes of determining whether the Plan meets this requirement, the financial advisors of the Debtors have analyzed the Debtors’ ability to meet their obligations under the Plan. As part of that analysis, the Debtors have prepared consolidated projected financial results for each of the years ending December 31, 2009 through and including 2011. These financial projections, and the assumptions on which they are based, are included in the projections annexed hereto as Exhibit B.

The Debtors have prepared the projections based upon certain assumptions that they believe to be reasonable under the current circumstances. Those assumptions the Debtors considered to be significant are described in the notes which are part of the projections. The projections have not been examined or compiled by independent accountants. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the period covered by the projections may vary from the projected results, and the variations may be material. All Holders of Claims and Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the projections are based in evaluating the Plan.

4.	Best Interests Test and Liquidation Analysis.

The “best interests” test under section 1129 of the Bankruptcy Code requires as a condition to confirmation of a plan of reorganization that each holder of impaired claims or impaired interests receive property with a value not less than the amount such holder would receive in a chapter 7 liquidation. As indicated above, the Debtors believe that under the Plan, Holders of Impaired Claims and Impaired Interests will receive property with a value equal to or in excess of the value such Holders would receive in a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

To estimate potential returns to Holders of Claims and Interests in a chapter 7 liquidation, the Debtors will determine, as might a Bankruptcy Court conducting such an analysis, the amount of liquidation proceeds that might be available for distribution (net of liquidation-related costs) and the allocation of such proceeds among the Classes of Claims and Interests based on their relative priority as set forth in the Bankruptcy Code. The Debtors anticipate that the aforementioned liquidation analysis will demonstrate that the Plan satisfies the requirements of the “best interests” test. The liquidation analysis is attached hereto as Exhibit C.

VIII. PROJECTED FINANCIAL INFORMATION AND REORGANIZATION VALUE

A.	PROJECTED FINANCIAL INFORMATION

The Debtors have prepared certain consolidated financial projections (the “Projections”), which are attached to this Disclosure Statement as Exhibit B. The Debtors have undertaken a thorough analysis of the Debtors’ operations to develop a business plan. The business plan reflects a bottom-up analysis of the operations of the Debtors and application of that analysis to develop projections for the years 2009-2011. The analysis and development of the business plan considered historical and recent operational performance, opportunities for improving operational efficiency and reducing waste and costs, and published market research regarding forecast growth rates for the primary markets in which the Debtors participate. The principal assumptions that are part of the business plan and that underlie the projections are set forth in Exhibit B.

The Debtors prepared the Projections based upon, among other things, the anticipated future financial condition and results of operations of Reorganized Debtors and their Non-Debtor Affiliates. The Debtors do not generally publish their business plans and strategies or make external projections of their anticipated financial position or results of operations. Accordingly, after the date of the Disclosure Statement, the Reorganized Debtors do not intend to update or otherwise revise the Projections to reflect circumstances existing since their preparation in spring of 2009 or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Reorganized Debtors do not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

THE PROJECTIONS ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT B WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE COMPANY’S INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS. EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE COMPANY DOES NOT PUBLISH PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THESE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE OF THIS DISCLOSURE STATEMENT OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

THE COMPANY BELIEVES THAT THE PROJECTIONS ARE BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE REASONABLE. THE ESTIMATES AND ASSUMPTIONS MAY NOT BE REALIZED, HOWEVER, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE

COMPANY’S CONTROL. NO REPRESENTATIONS CAN BE OR ARE MADE AS TO WHETHER THE ACTUAL RESULTS WILL BE WITHIN THE RANGE SET FORTH IN ITS PROJECTIONS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR MAY BE UNANTICIPATED, AND THEREFORE MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE ARTICLE X, “RISK FACTORS.”

B.	REORGANIZATION VALUE

Conway, Del Genio, Gries & Co., LLC (“CDG”) has been retained, subject to court approval, as the financial advisor for the Debtors in their Chapter 11 Cases. In connection with CDG’s engagement, the Debtors requested that CDG determine a range of enterprise values for the Debtors. The valuation analyses did not address other aspects of the proposed restructuring or any related transaction. The valuation analysis was prepared for the information of the Board of Directors of the Debtors in connection with their consideration of the Plan and for the purpose of determining the value available to distribute to creditors pursuant to the Plan and the relative, potential recoveries to creditors hereunder. These analyses do not constitute a recommendation to any holder of Claims against the Debtors as to how to vote on the Plan. CDG’s estimate of a range of enterprise values does not constitute an opinion as to the fairness from a financial point of view of the potential consideration to be received under the Plan or of the terms and provisions of the Plan.

In arriving at its views on valuation, CDG reviewed the Plan and certain related documents, as well as publicly available business and financial information relating to the Debtors. CDG also reviewed other information relating to the Debtors, including the Projections, which are attached hereto as Exhibit B, which the Debtors provided to and discussed with CDG. In addition, CDG met with the Debtors’ management to discuss the Debtors’ business and prospects. CDG also considered financial data of the Debtors and compared that data with similar data for other publicly held companies in businesses similar to Debtors and considered, to the extent publicly available, the final terms of restructurings and other similar transactions that have recently been effected. CDG also considered other information, financial studies, analyses and investigations, and financial, economic, and market criteria that it deemed relevant.

In connection with its review, CDG did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on the information being complete and accurate in all material respects. With respect to financial forecasts, CDG was advised, and assumed, that the Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Debtors’ management as to the future financial performance of the Debtors after giving effect to the proposed restructuring. No representation or warranty, express or implied, can be or is made by CDG as to the accuracy or achievability of any such valuation, estimates, and/or forecasts, and CDG expressly disclaims any and all liability relating to or resulting from the use of this material. In addition, CDG assumed that the restructuring would be completed in accordance with the terms of the Plan without any amendments, modifications, or waivers and also assumed that, in the course of obtaining the necessary judicial, regulatory, and third party consents for the proposed restructuring and related transactions, there will be no delays, modifications, or restrictions imposed that will have a material adverse effect on the contemplated benefits of the proposed restructuring to the Debtors. CDG was not requested to, and did not, make an independent evaluation or appraisal of the individual assets or liabilities, contingent or otherwise, of the Debtors, and was not furnished with any such evaluations or appraisals. CDG’s valuation analyses were based on information available to, and financial, economic, market, and other conditions as they existed and could be evaluated by, CDG on April 30, 2009. Actual results may vary from such estimates, valuations, or forecasts and such variations may be material.

The estimated reorganization value does not purport to be an appraisal or necessarily reflect the value which may be realized if assets are sold. The estimated value represents a hypothetical reorganization value of the Debtors. Such estimate reflects the application of various valuation techniques and does not purport to reflect or constitute an appraisal, a liquidation value or an estimate of the actual market value that my be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set fourth herein. The estimate of the reorganization value represents the hypothetical reorganization enterprise value of the Debtors.

The value of an operating business such as the Debtors’ business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such business. AS A RESULT, THE ESTIMATE OF REORGANIZATION VALUES SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ANY ACTUAL OUTCOME, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THAT SET FORTH HEREIN. BECAUSE SUCH ESTIMATE IS INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, CDG, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR ITS ACCURACY. IN ADDITION, THE VALUATION OF NEWLY-ISSUED SECURITIES SUCH AS THE NEW COMMON STOCK IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT.

In determining estimated reorganization value, CDG made judgments as to the weight to be afforded to and the significance and relevance of each analysis and factor. CDG did not consider any one analysis or factor to the exclusion of any other analysis or factor. Accordingly, CGD believes that its valuation must be considered as a whole and that selecting portions of its analyses, without considering all such analyses, could create a misleading or incomplete view of the process underlying the preparation of its findings and conclusions. In its analyses, CDG made numerous assumptions with respect to the Debtors’ industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Debtors’ control. In addition, analyses relating to the value of the Debtors’ business or securities do not purport to be appraisals or to reflect the prices at which such business or securities will trade.

THE VALUATION REPRESENTS THE ESTIMATED REORGANIZATION VALUE OF THE DEBTORS AND DOES NOT NECESSARILY REFLECT THE VALUE THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

CDG has advised the Debtors that, based upon and subject to the foregoing, as of April 30, 2009, their analyses indicated that the enterprise value of the Reorganized Debtors would be between $205.0 million and $230.0 million.

In estimating the value of the Debtors, CDG considered three generally accepted methodologies: (i) the Cost Approach, (ii) the Market Approach and (iii) the Income Approach. CDG prepared a variety of analyses based on generally accepted valuation techniques and considered many factors. In addition, factors that were considered in determining value included, but were not limited to, current economic conditions, risk factors associated with the Projections, and the degree of impact an individual value driver had on overall value. In determining the value of the Debtors, CDG primarily relied upon the Market Approach and the Income Approach. CDG’s valuation must be considered as a whole and conclusions based on portions of the analyses would create a misleading or incomplete assessment of Caraustar enterprise value.

The Cost Approach focuses on the determination of appropriate values for a company’s identified fixed, financial, and other assets. The derived aggregate value of these assets is then “netted” against the estimated value of all existing and potential liabilities. In this situation, CDG did not rely on the Cost Approach as this approach is most applicable to capital intensive industries or businesses that are no longer going-concerns.

The Market Approach is premised on the assumption that the value of a business can be estimated by examining sales of similar assets to reasonably informed buyers and sellers. The two most common applications of the Market Approach are the Comparative Trading Method and the Comparative Transaction Method. The Comparative Trading Method focuses on comparing the target’s risk profile and prospects to selected, reasonably similar publicly-traded companies while the Comparative Transactions Method gives consideration to prices paid in recent transactions in similar or related industries. In estimating the value of the Debtors, both methods were considered, although CDG relied more heavily on the Comparable Trading Method.

The analysis of comparable trading and transaction multiples involves identifying a group of publicly traded companies or recent transactions that are representative of the industry in which Caraustar operates and then calculating multiples of various operating results such as revenues, EBITDA and EBIT to the enterprise value of these companies. This analysis relies on the assumption that the value the market places on comparable companies, given certain operating statistics, is indicative of the value of Caraustar’s current and future prospects. The multiples establish a benchmark for valuing comparable assets. The ranges of multiples derived are then applied to Caraustar’s operating results to yield a range of implied enterprise values of Caraustar. It should be noted that truly comparable companies and transactions are very often difficult to obtain and such analyses are limited by sample size and availability of market values and meaningful operating data.

In estimating enterprise value under this approach, CDG selected a range of EBITDA multiples ranging from 6.0x to 7.0x, which are based on CDG’s analyses. The range of multiples derived was then applied to Caraustar’s historical and forecasted financial results to yield a range of implied total enterprise values.

The Income Approach focuses on the income-producing capability of the business enterprise by incorporating the specific operating characteristics of the target into a prospective analysis. Additionally, an assessment must be made as to the appropriate risk adjusted discount rate to apply to estimates of cash flow. The two most common applications of the income approach are through either a Single Period Capitalization Analysis (“SPC”) or through a Discounted Cash Flow Analysis (“DCF”). In estimating the value of the Debtors, CDG relied upon DCF analyses.

Discounted cash flow analysis involves determining the present value of Caraustar’s future debt-free operating cash flows and the terminal value at the end of the projected period. This analysis is a “forward looking” approach and relies on Caraustar’s ability to project future cash flows accurately. The expected future cash flows are discounted by the weighted average cost of capital which is determined by using an estimated cost of debt commensurate with Caraustar’s credit position and an estimated cost of equity calculated through the capital asset pricing model.

In estimating enterprise value under this approach, CDG relied upon projected debt-free operating cash flow information provided by Caraustar’s management. The terminal value was calculated by applying assumed EBITDA exit multiples of 6.0x to 7.0x to Caraustar’s projected terminal year EBITDA. The projected debt-free cash flows and terminal value were then discounted to their present value using Caraustar’s estimated post-restructuring weighted average cost of capital of range of 15% to 16%.

THE FOREGOING VALUATION IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS WHICH ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE COMPANY AND CDG. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE ESTIMATED VALUATION WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE. ADDITIONALLY, THE POST-REORGANIZATION VALUE ESTIMATED BY CDG DOES NOT NECESSARILY REFLECT, AND SHOULD NOT BE CONSTRUED AS REFLECTING, VALUES THAT WILL BE ATTAINED IN THE PUBLIC OR PRIVATE MARKETS. THE VALUE DESCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION VALUE RANGES ASSOCIATED WITH CARAUSTAR’S VALUATION ANALYSIS. INDEED, THERE CAN BE NO ASSURANCE THAT A TRADING MARKET WILL DEVELOP FOR THE NEW SECURITIES.

IX. DESCRIPTION OF CAPITAL STOCK OF REORGANIZED CARAUSTAR

On the Effective Date, the authorized capital stock of Reorganized Caraustar will consist of [            ] shares of New Common Stock. Set forth below is a summary of (i) the terms of the New Common Stock, (ii) the terms of a management incentive plan and (iii) the terms of the Reorganized Caraustar Shareholders Agreement. To the extent that there is any inconsistency between this summary and the Articles of Incorporation, the Management Incentive Plan or the Reorganized Caraustar Shareholders Agreement, the terms of the Articles of Incorporation, the Management Incentive Plan or the Reorganized Caraustar Shareholders Agreement shall control.

A.	NEW COMMON STOCK

The terms of the New Common Stock will be set forth in their entirety in the Articles of Incorporation of Reorganized Caraustar, a form of which shall be filed with the Plan Supplement no later than three (3) business days prior to the objection deadline set with respect to this Disclosure Statement.

B.	MANAGEMENT INCENTIVE PLAN

A short-term and long-term management incentive plan will be adopted by the new Board of Directors following the Effective Date. Class B shares representing 10% of the total common stock will be reserved for equity awards under the long-term management incentive plan. Class B shares shall have the same voting rights, priority, right to dividends, and other indicia of ownership as do the shares of New Equity to be received by the Noteholders on the Effective Date. Such equity awards may be granted to management by the new Board of Directors in its discretion. In addition, on the Effective Date of the Plan, each participant in the Debtors’ existing 2009 Incentive Plan will receive a cash payment equal to fifty percent (50%) of the participant’s targeted annual incentive payment under such plan. Each such payment shall be credited dollar-for-dollar against any additional or future payment a participant is due to receive under such plan and shall be refunded to the Debtors by any participant that voluntarily leaves the Debtors’ employment within six (6) months after the Effective Date.

C.	REORGANIZED CARAUSTAR SHAREHOLDERS AGREEMENT

The Plan contemplates that Reorganized Caraustar and all holders of New Common Stock will enter into the Reorganized Caraustar Shareholders Agreement. The terms of the Reorganized Caraustar Shareholders Agreement will be set forth in their entirety in the Reorganized Caraustar Shareholders Agreement, a form of which shall be filed with the Plan Supplement no later than three (3) business days prior to the objection deadline set with respect to this Disclosure Statement.

X. RISK FACTORS

THE IMPLEMENTATION OF THE PLAN AND THE NEW COMMON STOCK ARE SUBJECT TO A NUMBER OF MATERIAL RISKS, INCLUDING THOSE ENUMERATED BELOW.

IN EVALUATING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS AGAINST OR INTERESTS IN ANY OF THE DEBTORS ENTITLED TO VOTE ON THE PLAN SHOULD READ AND CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION, OR ALTERNATIVES TO THE PLAN.

THESE RISK FACTORS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS.” THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, THE EFFECT OF THE REORGANIZATION ON CUSTOMERS, SUPPLIERS, VENDORS AND EMPLOYEES, FLUCTUATIONS IN RAW MATERIAL PRICES AND ENERGY COSTS, DOWNTURNS IN INDUSTRIAL PRODUCTION, HOUSING AND CONSTRUCTION AND THE CONSUMPTION OF DURABLE AND NONDURABLE GOODS, THE DEGREE AND NATURE OF COMPETITION, DEMAND FOR THE COMPANY’S PRODUCTS, THE DEGREE OF SUCCESS ACHIEVED BY THE COMPANY’S NEW PRODUCT INITIATIVES, INCREASES IN PENSION AND INSURANCE COSTS, CHANGES IN GOVERNMENT REGULATIONS, THE APPLICATION OR INTERPRETATION OF THOSE REGULATIONS OR IN THE SYSTEMS, PERSONNEL, TECHNOLOGIES OR OTHER RESOURCES THE COMPANY DEVOTES TO COMPLIANCE WITH REGULATIONS, THE COMPANY’S ABILITY TO COMPLETE ACQUISITIONS AND SUCCESSFULLY INTEGRATE THE OPERATIONS OF ACQUIRED BUSINESSES, TERRORIST ACTIONS OR ACTS OF WAR, OPERATING EFFICIENCIES, LABOR RELATIONS, AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. NO PARTY, INCLUDING, WITHOUT LIMITATION, THE DEBTORS OR THE REORGANIZED DEBTORS, UNDERTAKES AN OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

A.	GENERAL BANKRUPTCY LAW CONSIDERATIONS

1.	Failure to Obtain Confirmation of the Plan May Result in Liquidation or Alternative Plan on Less Favorable Terms.

Although the Debtors believe that the Plan will satisfy all requirements for confirmation under the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not be sufficiently material as to necessitate the resolicitation of votes on the Plan.

The Plan provides that the Debtors reserve the right to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code, to the extent necessary. In the event that Classes 7 and/or 8 fail to accept the Plan in accordance with section 1126(c) and 1129(a)(8) of the Bankruptcy Code, the Debtors reserve the right: (a) to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code; and/or (b) to modify the Plan in accordance with Section 12.8 thereof. While the Debtors believe that the Plan satisfies the requirements for non-consensual confirmation under section 1129(b) of the Bankruptcy Code because it does not “discriminate unfairly” and is “fair and equitable” with respect to the Classes that reject or are deemed to reject the Plan, there can be no assurance that the Bankruptcy Court will reach the same conclusion. There can be no assurance that any such challenge to the requirements for non-consensual confirmation will not delay the Debtors’ emergence from chapter 11 or prevent confirmation of the Plan.

If the Plan is not confirmed, there can be no assurance that the Chapter 11 Cases will continue rather than be converted into chapter 7 liquidation cases or that any alternative plan or plans of reorganization would be on terms as favorable to the holders of Claims against any of the Debtors as the terms of the Plan. If a liquidation or protracted reorganization of the Debtors’ Estates were to occur, there is a substantial risk that the Debtors’ going concern value would be substantially eroded to the detriment of all stakeholders.

2.	Failure of Occurrence of the Effective Date May Result in Liquidation or Alternative Plan on Less Favorable Terms.

Although the Debtors believe that the Effective Date may occur shortly after the Confirmation Date, there can be no assurance as to such timing. The occurrence of the Effective Date is also subject to certain conditions precedent as described in Article IX of the Plan. Failure to meet any of these conditions could result in the Plan not being consummated.

If the Confirmation Order is vacated, (a) the Plan shall be null and void in all respects; (b) any settlement of Claims or Interests provided for in the Plan shall be null and void without further order of the Bankruptcy Court; and (c) the time within which the Debtors may assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of one hundred twenty (120) days after the date the Confirmation Order is vacated.

If the Effective Date of the Plan does not occur, there can be no assurance that the Chapter 11 Cases will continue rather than be converted into chapter 7 liquidation cases or that any alternative plan or plans of reorganization would be on terms as favorable to the holders of Claims against any of the Debtors as the terms of the Plan. If a liquidation or protracted reorganization of the Debtors’ Estates were to occur, there is a substantial risk that the Debtors’ going concern value would be eroded to the detriment of all stakeholders.

B.	OTHER RISK FACTORS

1.	Variances from Projections May Affect Ability to Pay Obligations.

The Debtors have prepared the projected financial information contained in this Disclosure Statement relating to the Reorganized Debtors, including the pro forma financial statements attached as Exhibit B to this Disclosure Statement, in connection with the development of the Plan and in order to present the anticipated effects of the Plan and the transactions contemplated thereby. The Projections are intended to illustrate the estimated effects of the Plan and certain related transactions on the results of operations, cash flow and financial position of the Reorganized Debtors for the periods indicated. The Projections are qualified by the accompanying assumptions, and must be read in conjunction with such assumptions, which constitute an integral part of the Projections. The Projections are based upon a variety of assumptions as set forth therein, and Reorganized Debtors’ future operating results are subject to and likely to be affected by a number of factors, including significant business, economic and competitive uncertainties, many of which are beyond the control of the Reorganized Debtors. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of the Reorganized Debtors’ operations. Accordingly, actual results may vary materially from those shown in the Projections, which may adversely affect the ability of the Reorganized Debtors to pay the obligations owing to certain holders of Claims entitled to distributions under the Plan and other indebtedness incurred after confirmation of the Plan.

Management believes that the industry in which the Reorganized Debtors will be operating is volatile due to numerous factors, all of which make accurate forecasting very difficult. Although it is not possible to predict all risks associated with the Projections and their underlying assumptions, there are some risks which management is presently able to identify. The Projections assume that all aspects of the Plan will be successfully implemented on the terms set forth in this Disclosure Statement and that the publicity associated with the bankruptcy proceeding contemplated by the Plan will not adversely affect the Reorganized Debtors’ operating results. There can be no assurance that these two assumptions are accurate, and the failure of the Plan to be successfully implemented, or adverse publicity, could have a materially detrimental effect on the Reorganized Debtors’ businesses, results of operations and financial condition.

Moreover, the Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Rather, the Projections were developed in connection with the planning, negotiation and development of the Plan. The Reorganized Debtors do not undertake any obligation to update or otherwise revise the Projections to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events. In management’s view, however, the Projections were prepared on a reasonable basis and represent a reasonable view of the expected future financial performance of the Reorganized Debtors after the Effective Date. Nevertheless, the Projections should not be regarded as a representation, guaranty or other assurance by the Debtors, Reorganized Caraustar, the Reorganized Debtors or any other person that the Projections will be achieved and holders are therefore cautioned not to place undue reliance on the projected financial information contained in this Disclosure Statement.

2.	Extent of Leverage May Limit Ability to Obtain Additional Financing for Operations.

Although the Plan will result in the elimination of debt, the Reorganized Debtors will continue to have a significant amount of indebtedness.

Such levels of indebtedness may limit the ability of the Reorganized Debtors to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes. Such levels of indebtedness may also limit the ability of the Reorganized Debtors to adjust to changing market conditions and to withstand competitive pressures, possibly leaving the Reorganized Debtors vulnerable in a downturn in general economic conditions or in their businesses or unable to carry out capital spending that is important to their growth and productivity improvement programs.

3.	Uncertainty Regarding Exit Facility Credit Agreement May Adversely Affect Success of Reorganization.

The Debtors intend to file a term sheet setting forth the expected terms of the Exit Facility Credit Agreement to be entered into by the Reorganized Debtors contemporaneously with, or as part of, the Plan Supplement. Even if an Exit Facility Credit Agreement is entered into on substantially the terms set forth in such term sheet, any inability of Reorganized Caraustar to satisfy the financial covenants and maintain sufficient inventory and receivables levels could restrict the ability of Reorganized Caraustar to fully access the maximum amount that may be borrowed under the Exit Facility Credit Agreement. These uncertainties with respect to the Exit Facility Credit Agreement may adversely affect the success of the reorganization of the Reorganized Debtors.

4.	Assumptions Regarding Value of the Debtors’ Assets May Prove Incorrect.

It has been generally assumed in the preparation of the Projections that the historical book value of the Debtors’ assets approximates those assets’ fair value, except for specific adjustments. For financial reporting purposes, the fair value of the Debtors’ assets must be determined as of the Effective Date. This determination will be based on an independent valuation. Although the Debtors do not presently expect this valuation to result in values that are materially greater or less than the values assumed in the preparation of the Projections, the Debtors can make no assurances with respect thereto.

5.	Historical Financial Information May Not Be Comparable.

As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

6.	Market and Business Risks May Adversely Affect Business Performance.

In the normal course of business, the Debtors are subject to the following types of risks and variables, which the Debtors anticipate may materially affect their business performance following the Effective Date:

•	General economic and business conditions, particularly the current economic downturn;

•	Fluctuations in raw material prices and energy costs;

•	Downturns in industrial production, housing and construction and the consumption of durable and nondurable goods;

•	The degree and nature of competition in the Debtors’ markets;

•	Fluctuations in demand for the Debtors’ products;

•	The degree of success achieved by the Debtors’ new product initiatives;

•	Increases in pension and insurance costs;

•

Changes in government regulations, the application or interpretation of those regulations or in the systems, personnel, technologies or other resources the Debtors devote to compliance with regulations;

•	The Debtors’ ability to complete acquisitions and successfully integrate the operations of acquired businesses; and

•	The Debtors’ ability to obtain cash adequate to fund their needs, including the borrowings available under the Exit Facility Credit Agreement.

7.	Cycles, Conditions and Problems Inherent in the Debtors’ Industry May Adversely Affect Financial Results.

The Debtors’ operating results tend to reflect the general cyclical nature of the business in which the Debtors operate. In addition, the Debtors’ industry has suffered from excess capacity. The Debtors’ industry also is capital intensive, which leads to high fixed costs and generally results in continued production as long as prices are sufficient to cover variable costs. These conditions have contributed to substantial price competition and volatility within the Debtors’ industry. In a recession, demand and prices for the Debtors’ products tend to drop substantially. Future decreases in prices for the Debtors’ products could adversely affect the Debtors’ operating results. These factors, may adversely affect the Debtors’ ability to respond to competition and to other market conditions or to otherwise take advantage of business opportunities.

8.	Future Increases in Raw Material and Other Operating Costs May Adversely Affect Financial Results.

The Debtors’ primary raw material is recycled paper, which is known in the Debtors’ industry as “recovered fiber.” The cost of recovered fiber has, at times, fluctuated greatly because of factors such as shortages or surpluses created by market or industry conditions. Although the Debtors have historically raised the selling prices of the Debtors’ products in response to raw material price increases, sometimes raw material prices have increased so quickly or to such levels that the Debtors have been unable to pass the price increases through to the Debtors’ customers on a timely basis, which has adversely affected the Debtors’ operating margins. The Debtors cannot give assurance that the Debtors will be able to pass such price increases through to the Debtors’ customers on a timely basis and maintain the Debtors’ margins in the face of raw material cost fluctuations in the future.

Historically the Debtors have announced price increases on the Debtors’ products to help offset increases in other operating costs as well, such as energy, freight, employee benefits and insurance. Although the Debtors seek to realize the full benefit of these announced price increases, the Debtors’ ability to do so is dependent on numerous factors, such as customer acceptance of these increases, market dynamics including supply and demand, and contractual commitments that may prescribe the timing and amount of future price increases, without direct market correlation. For all these reasons, the Debtors may not be able to realize the full benefits of pricing increases that the Debtors announce and work to implement.

9.	Rising Energy Costs May Adversely Affect Financial Results.

Excluding raw materials and labor, energy is the Debtors’ most significant manufacturing cost. Energy consists of electrical purchases and fuel used to generate steam used in the paper making process and to operate the Debtors’ paperboard machines and all of the Debtors’ other converting machinery. The Debtors’ energy costs in 2008 increased 16.9% compared to 2007. In 2007, the average energy cost in the Debtors’ mill system was approximately $65 per ton and in 2008 it was $76 per ton. In 2007, the Debtors experienced a 12.2% decrease in energy costs compared to 2006. Until the last several years, the Debtors’ business had not been significantly affected by fluctuating energy costs, and the Debtors historically have not passed energy cost increases through to the Debtors’ customers. Although the Debtors have responded to recent energy cost increases by raising the Debtors’ selling prices, the Debtors’ ability to realize the full benefit of these price increases is dependent on, and limited by dynamics such as pricing strategies of the Debtors’ competitors and contractual commitments that affect the Debtors’ ability to raise prices as fast as the Debtors’ costs increase. Consequently, the Debtors may not be able to pass through to the Debtors’ customers all of the energy cost increases the Debtors have incurred. As a result, the Debtors’ operating margins could be adversely affected. Although the Debtors continue to evaluate the Debtors’ energy costs and consider ways to factor energy costs into the Debtors’ pricing, the Debtors cannot give assurance that the Debtors’ operating margins and results of operations will not continue to be adversely affected by rising energy costs.

10.	Cost of Compliance with Government Regulation, Including Environmental Laws, May Adversely Affect Financial Results.

The Debtors are subject to various foreign, federal, state and local laws and regulations that affect the conduct of their operations, including environmental laws. Among other things, these requirements regulate the discharge of materials into the water, air and land and govern the use and disposal of hazardous substances. These regulations are complex, and the Debtors’ compliance with them can be affected by a myriad of factors, including rates of production, changes in applicable standards or interpretations, human error, equipment malfunction and other factors. From time to time, the Debtors have and may continue to find that the Debtors have inadvertently failed to meet specific regulations or standards despite the Debtors’ efforts to comply with them. Under environmental laws, the Debtors also can be held strictly liable if hazardous substances are found on real property the Debtors previously owned, operated or used as a disposal site. Despite the Debtors’ compliance efforts, risk of environmental liability is part of the nature of the Debtors’ business. The Debtors maintain and generate hazardous substances at some facilities, and although the Debtors do not believe that any related liabilities or remedial costs will be material, the Debtors cannot give assurance that environmental liabilities, including compliance and remediation costs, will not have a material adverse effect on the Debtors’ business. In addition, future events may lead to additional compliance or other costs that could have a material adverse effect on the Debtors’ business. Such future events could include changes in, or new interpretations of, existing laws, regulations or enforcement policies, discoveries of past releases, failure of indemnitors to fulfill their obligations, or further investigation of the potential health hazards of certain products or business activities.

The Debtors cannot be certain that compliance with these laws and regulations or the adoption of modified or additional laws and regulations will not require large expenditures by the Debtors or otherwise have a significant effect on the Debtors’ financial condition or results of operations. Among other laws, a change in the tax laws of the United States could materially affect the consequences of the Plan as described herein to the Debtors and the holders of Claims. See Article XI, “Certain Federal Income Tax Consequences of the Plan.”

11.	Price Fluctuations and Volatility in the Debtors’ Highly Competitive Industry May Adversely Affect Financial Results.

The industry in which the Debtors operate is highly competitive. The Debtors’ competitors include other large, vertically integrated paperboard, packaging and gypsum wallboard manufacturing companies, including National Gypsum Company, The Newark Group, Inc., the Rock-Tenn Company, Smurfit-Stone Container Corporation, the Sonoco Products Company and Graphic Packaging, along with numerous smaller paperboard and packaging companies. As a result of product substitution, the Debtors also compete indirectly with manufacturers selling to the same end-use markets, which products use other materials including flexible packaging. In addition, the Debtors face increasing competition from foreign paperboard and packaging producers as a result of the continued migration of U.S. manufacturing offshore to find lower labor cost and the emergence of new, foreign competitors in these countries. The industry in which the Debtors compete is particularly sensitive to price pressure, as well as other factors, including quality, service, innovation and design, with varying emphasis on these factors depending on the product line. To the extent that one or more of the Debtors’ competitors becomes more successful with respect to any key competitive factors, the Debtors’ ability to attract and retain customers could be materially adversely affected. Some of the Debtors’ competitors are less leveraged than the Debtors are and have access to greater resources. These companies may be able to adapt more quickly to new or emerging technologies, respond to changes in customer requirements and withstand industry-wide pricing pressures. If the Debtors’ facilities are not as cost efficient as those of the Debtors’ competitors or if the Debtors’ competitors lower prices, the Debtors may need to temporarily or permanently close certain facilities, which could negatively affect the Debtors’ sales volume and revenues.

C.	RISKS TO CREDITORS WHO WILL RECEIVE SECURITIES

The ultimate recoveries under the Plan to Holders of Claims in Class 7 that receive New Common Stock pursuant to the Plan will depend on the realizable value of the New Common Stock. The securities to be issued pursuant to the Plan, including the New Common Stock, are subject to a number of material risks, including, but not limited to, those specified below. Prior to voting on the Plan, each Holder of Claims in Class 7 should carefully consider the risk factors specified or referred to below, as well as all of the information contained in the Plan.

1.	Lack of Established Market for the Securities May Adversely Affect Liquidity.

There can be no assurance that an active market for the New Common Stock will develop, nor can any assurance be given as to the prices at which such stock might be traded. The New Common Stock to be issued under the Plan will not be listed on or traded on any nationally recognized market or exchange. Further, the New Common Stock to be issued under the Plan have not been registered under the Securities Act of 1933 (as amended, together with the rules and regulations promulgated thereunder, the “Securities Act”), any state securities laws or the laws of any other jurisdiction. Absent such registration, the New Common Stock may be offered or sold only in transactions that are not subject to or that are exempt from the registration requirements of the Securities Act and other applicable securities laws. As explained in more detail in Section XII (Certain Federal and State Securities Law Considerations), most recipients of New Common Stock will be able to resell such securities without registration pursuant to the exemption provided by Section 4(1) of the Securities Act.

2.	Lack of Dividends on Securities May Adversely Affect Liquidity.

The Debtors do not anticipate that cash dividends or other distributions will be made by Reorganized Caraustar or the Reorganized Debtors with respect to the New Common Stock in the foreseeable future. In addition, covenants in certain debt instruments to which Reorganized Caraustar or the Reorganized Debtors will be a party may restrict the ability of Reorganized Caraustar or the Reorganized Debtors to pay dividends and make certain other payments. Further, such restrictions on dividends may have an adverse impact on the market demand for New Common Stock as certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in the securities issued pursuant to the Plan.

XI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion is a summary of certain United States federal income tax aspects of the Plan. It is for general information purposes only and should not be relied upon for purposes of determining the specific tax consequences of the Plan with respect to a particular Holder of a Claim or Interest. This discussion does not purport to be a complete analysis or listing of all potential tax considerations.

This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the “IRC”), existing and proposed Treasury Regulations promulgated thereunder, and current administrative rulings and court decisions. Legislative, judicial, or administrative changes or interpretations enacted or promulgated after the date hereof could alter or modify the analyses set forth below with respect to the federal income tax consequences of the Plan. Any such changes or interpretations may be retroactive and could significantly affect the federal income tax consequences of the Plan.

No ruling has been requested or obtained from the Internal Revenue Service (the “IRS”) with respect to any tax aspects of the Plan and no opinion of counsel has been sought or obtained with respect thereto. No representations or assurances are being made to the Holders of Claims or Interests with respect to the federal income tax consequences described herein.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH HOLDER IS HEREBY NOTIFIED THAT: (I) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ANY HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A HOLDER UNDER THE TAX CODE; (II) SUCH DISCUSSION IS INCLUDED HEREBY BY THE DEBTORS IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (III) EACH HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.	FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

Caraustar files a consolidated federal income tax return which takes into account the income and losses of all of the Debtors (the “Caraustar Group”). The consolidated net operating losses (“NOLs”) of the Caraustar Group for federal income tax purposes are estimated to be approximately $15 million as of December 31, 2008, and are expected to exceed that amount by the time the Plan is implemented. The amount of the Caraustar Group’s consolidated NOLs may be reduced if the IRS were to make adjustments to the Caraustar Group’s taxable income or loss in connection with an examination of its consolidated federal income tax return. As a general rule, an NOL incurred by a member of the Caraustar Group during a taxable year can be carried back and deducted from the Group’s taxable income generated within the two preceding taxable years and the remainder can be carried forward and deducted from taxable income over the 20 succeeding taxable years.

As discussed below, as a result of the implementation of the Plan, the Caraustar Group’s NOL carryforwards may be reduced or eliminated and the tax basis of the Caraustar Group’s assets may be reduced. In addition, Reorganized Caraustar’s ability to use any remaining NOL carryforwards, built-in losses and certain other tax attributes may be materially limited or effectively eliminated following the Effective Date due to the changes in ownership of its stock that occur either prior to, or in connection with, the implementation of the Plan.

1.	Bankruptcy Exclusion for Cancellation of Indebtedness Income and Tax Attribute Reduction.

Under the IRC, a taxpayer generally must include in gross income the amount of any cancellation of indebtedness income (“COD Income”) realized during the taxable year. COD Income generally equals the excess of the adjusted issue price of the indebtedness discharged over the sum of (i) the amount of cash, (ii) the issue price of any new debt, and (iii) the fair market value of any other property transferred by the debtor in satisfaction of such discharged indebtedness (including stock). COD Income also includes any interest that has been previously accrued and deducted but remains unpaid at the time the indebtedness is discharged.

IRC Section 108(a)(1)(A) provides an exception to the general rule of inclusion, however, where a taxpayer is in bankruptcy and the discharge is granted, or is effected pursuant to a plan approved, by the bankruptcy court. In this case, unless the taxpayer makes a special election provided in IRC Section 108(i) (discussed below), the taxpayer excludes the COD Income from taxable income and is required under IRC Section 108(b) to reduce certain of its tax attributes by the amount of excluded COD Income. The attributes of the taxpayer are to be reduced in the following order: net operating losses, general business and minimum tax credit carryforwards, capital loss carryforwards, the basis of the taxpayer’s assets, and finally, foreign tax credit tax carryforwards (collectively, “Tax Attributes”). A taxpayer is permitted to elect to first apply the reduction to the basis of the taxpayer’s depreciable assets, with any remaining balance applied to the taxpayer’s other Tax Attributes in the order stated above. The reduction of Tax Attributes occurs after the determination of the taxpayer’s tax liability for the taxable year in which the COD Income is realized, and any downward adjustment to asset basis is made to the taxpayer’s assets on the first day of the taxable year following such taxable year. To the extent the amount of COD Income exceeds the taxpayer’s available Tax Attributes, the excess is still excludable from the taxpayer’s gross income under the bankruptcy exclusion.

Pursuant to the Plan, the Senior Notes will be exchanged for New Secured Notes and New Common Stock. In general, if neither the New Secured Notes nor the Senior Notes are treated as traded on an established securities market, Caraustar will realize COD Income to the extent that the adjusted issue price of the Senior Notes exceeds the sum of the fair market value of the New Common Stock and the principal amount of the New Secured Notes. To the extent, however, the New Secured Notes are treated as having an issue price less than their principal amount, Caraustar would realize additional COD Income, and the New Secured Notes would be treated as issued with original issue discount, or OID, which generally will be deductible by Caraustar over the term of the New Secured Notes on an economic accrual basis. (A discussion of the OID rules and issue price determination appears in Section XI.C.1. of this Disclosure Statement). Caraustar will be able to exclude such COD Income under IRC Section 108(a) to the extent it does not elect under IRC Section 108(i) to defer such COD Income. If Caraustar does exclude its COD Income under IRC Section 108(a), however, certain Tax Attributes of the Caraustar Group will be reduced or eliminated.

The mechanics of such attribute reduction will be governed by Treasury Regulation § 1.1502-28, which contains rules that apply where the debtor corporation is a member of a group filing a consolidated return. These rules generally provide that the Tax Attributes attributable to the corporation whose debt is discharged are the first to be reduced. For this purpose, Tax Attributes attributable to the debtor member include consolidated Tax Attributes (such as consolidated NOLs) that are attributable to the debtor member pursuant to the consolidated return regulations, and also include the basis of property of the debtor (including subsidiary stock and the basis of intercompany loans made by the debtor to its subsidiaries), all of which are reduced in the order described above. To the extent that the COD Income of the debtor member exceeds the Tax Attributes attributable to it, the consolidated Tax Attributes attributable to other members of the consolidated group must be reduced (but not the tax basis of assets). In the case of a consolidated group with multiple debtor members, each debtor member’s Tax Attributes must be reduced before such member’s COD Income can be reduced by Tax Attributes attributable to other members of the consolidated group. In addition, to the extent that the debtor corporation is required to reduce its basis in the stock of another group member, the lower-tier member also must reduce its Tax Attributes, including the consolidated Tax Attributes attributable to that lower-tier member, to the extent of the stock basis reduction. As noted, a debtor may elect to reduce the tax basis of depreciable assets before reducing other Tax Attributes, and may also elect to treat the stock of its subsidiaries as a depreciable asset for this purpose, provided that each such subsidiary reduces the tax basis of its depreciable assets by the amount by which the debtor reduces the basis of its subsidiary’s stock. Caraustar has not yet determined whether to make such elections should it determine to exclude COD Income rather than making the COD deferral election under IRC Section 108(i). Any required Tax Attribute reduction will take place after the Caraustar Group determines its taxable income, and any federal income tax liability, for the taxable year in which the Effective Date occurs.

The amount of COD Income realized by Caraustar, and accordingly the amount of the Caraustar Group’s Tax Attributes required to be reduced, will depend on the issue price of the New Notes and the fair market value of the New Common Stock. These amounts cannot be known with certainty until after the Effective Date. To the extent it excludes COD income under the bankruptcy exclusion, the Caraustar Group’s consolidated NOLs (and other Tax Attributes) will be subject to reduction as of the beginning of the taxable year following the year in which the Effective Date occurs as a result of the COD Income expected to be realized on the Effective Date. In that event, the Caraustar Group may not have NOL carryforwards to the year following the year in which the Effective Date occurs unless Caraustar (i) makes the COD deferral election (described below) as to all or a portion of the COD Income, or (ii) excludes the COD Income under the bankruptcy exclusion but makes the election under IRC Section 108(b)(5) to reduce the tax basis of depreciable assets before reducing other Tax Attributes.

2.	Deferral Election for COD Income Under IRC Section 108(i).

IRC Section 108(i) permits a corporate debtor to elect, on an instrument by instrument basis, to defer the recognition of COD Income that arises pursuant to a discharge of debt that occurs in 2009 and 2010 (the “COD Deferral Election”). Absent an “acceleration event” (discussed below), the deferred COD Income is recognized ratably over the five-year period commencing January 1, 2014 and ending December 31, 2018 (the “Amortization Period”), and the debtor cannot claim any exclusion under IRC Section 108(a) at the time the deferred COD Income is recognized. However, the debtor making such election is not required to reduce its Tax Attributes.

If Caraustar makes the COD Deferral Election, and the New Secured Notes are issued with OID, the OID interest deductions that accrue prior to the Amortization Period are generally suspended to the extent they do not exceed the amount of deferred COD Income and are taken into account ratably over the Amortization Period. Upon the occurrence of certain “acceleration” events, the deferred COD Income and OID interest deductions are accelerated and taken into account in the taxable year in which the acceleration event occurs. These events include the liquidation or sale of substantially all the debtor’s assets (including in a title 11 or similar case, unless the debtor reorganizes and emerges from bankruptcy as an operating company), and the cessation of business by the debtor. Caraustar may determine, in consultation with its tax advisors, that it is more tax-efficient to make the COD Deferral Election as to all or a portion of its COD Income (thereby deferring recognition of such COD Income until the Amortization Period) in order to maximize the Caraustar Group’s Tax Attributes following the Effective Date.

3.	Annual IRC Section 382 Limitation on Use of NOLs.

IRC Section 382 contains certain rules limiting the amount of losses and tax credits that a corporate taxpayer can utilize in the years following an “ownership change.” These rules are relevant only if (i) the loss corporation has NOLs and tax credits to carry forward to years after the date of the ownership change and/or (ii) the loss corporation has a “net unrealized built-in loss” (“NUBIL”) in its assets as of the date of the ownership change. The built-in losses included in NUBIL (“Built-In Losses”) are losses that have economically accrued but which are unrecognized as of the date of the ownership change and which exceed a specified threshold amount. The Caraustar Group will undergo an ownership change on the Effective Date, and, unless the “Bankruptcy Exception” (discussed below) applies, the amount of its pre-change losses that may be used to offset future taxable income will become subject to an annual use limitation (the “Section 382 Limitation”).

Pursuant to the Plan, all of the Outstanding Common Stock Interests of Caraustar will be cancelled and the New Common Stock will be issued to the Holders of the Senior Notes, thereby resulting in an ownership change. Consequently, any NOLs, tax credits and Built-In Losses (to the extent there is a NUBIL) will become subject to a Section 382 Limitation equal to the fair market value of the New Common Stock immediately after such ownership change (after giving effect to the discharge of the Senior Notes pursuant to the Plan and taking into account certain other adjustments) multiplied by the highest federal “long-term tax-exempt rate” in effect for any month in the three-month period ending with the month in which the ownership change occurs.

In addition, transfers of Common Stock that take place during the pendency of the bankruptcy proceeding could also cause an ownership change prior to the Effective Date. In that event, the Caraustar Group’s NOLs, tax credits and Built-In Losses (to the extent there is a

NUBIL) would become subject to a Section 382 Limitation based on the pre-discharge value of Caraustar’s equity. This would likely deny the Caraustar Group most, if not all, of the tax benefit of such losses.

Under a special exception contained in IRC Section 382(l)(5) (the “Bankruptcy Exception”), if (i) immediately after the ownership change that will occur upon implementation of the Plan at least 50% of the vote and value of its stock is held by its historic shareholders and creditors who have held their Senior Notes for at least 18 months, (ii) certain other requirements are met, and (iii) Caraustar does not elect out of the Bankruptcy Exception, the ownership change will not cause Caraustar to be subject to a Section 382 Limitation. If Caraustar relied on the Bankruptcy Exception, it would be required to reduce its pre-change losses by the amount of any interest paid or accrued by it during the three taxable years preceding the taxable year in which the ownership change occurs, and during the pre-change portion of the current taxable year, with respect to the portion of the Senior Notes that is converted to New Common Stock. Moreover, if the Bankruptcy Exception applies, an ownership change of Caraustar within a two year period after the Effective Date will preclude Caraustar from utilizing any of the pre-change losses at the time of the Effective Date. Caraustar expects that this reduction in its pre-change losses would substantially reduce or eliminate its NOLs and therefore it currently intends to elect not to use the Bankruptcy Exception (assuming it would otherwise satisfy the substantive requirements of such exception).

4.	Accrued Interest.

To the extent that the consideration issued to Holders of Senior Notes pursuant to the Plan is attributable to accrued but unpaid interest, Caraustar should be entitled to interest deductions in the amount of such accrued interest, but only to the extent it has not already deducted such amount.

5.	Federal Alternative Minimum Tax.

In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation’s regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation may otherwise be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s alternate minimum taxable income may be offset by available NOL carryforwards as computed for AMT purposes.

In addition, if a corporation (or consolidated group) undergoes an “ownership change” within the meaning of IRC Section 382, and the corporation has a NUBIL, the corporation’s (or consolidated group’s) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the date of the ownership change. This could increase the amount of the Caraustar Group’s federal income tax liability following the Effective Date. It appears that the application of this provision to the Caraustar Group would be unaffected by whether the Bankruptcy Exception is available. Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future years when the corporation is not subject to the AMT. Any unused credit is carried forward indefinitely.

6.	Federal Income Tax Consequences to Caraustar from the Exchange of New Secured Notes and New Common Stock for the Senior Notes.

Caraustar will not recognize any gain or loss in connection with issuance of the New Secured Notes and New Common Stock in exchange for the Senior Notes, but will realize COD Income as a result of such exchange and have the resulting federal income tax consequences described in Section XI.A.1. of the Disclosure Statement.

B.	FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF SENIOR NOTES

1.	General Tax Considerations for Holders of Senior Notes.

The federal income tax consequences of the Plan to Holders of Senior Notes that are United States persons (“US Persons”) will depend upon a number of factors. For purposes of the following discussion, a US Person is any person or entity (1) who is a citizen or resident of the United States, (2) that is a corporation (or entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof, (3) that is an estate, the income of which is subject to United States federal income taxation regardless of its source or (4) that is a trust (a) the administration over which a United States person can exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control; or (b) that has elected to continue to be treated as a United States person for federal income tax purposes. In the case of a partnership, the federal income tax treatment of its partners will depend on the status of the partner and the activities of the partnership. US Persons who are partners in a partnership should consult their tax advisors. A “Non-US Person” is any person or entity (other than a partnership) that is not a US Person. The following discussion refers to Holders that are US Persons, unless otherwise indicated. The general federal income tax consequences to holders of Senior Notes that are Non-US Persons are discussed below in Section XI.C.3 of this Disclosure Statement.

The federal income tax consequences to Holders of Senior Notes and the character and amount of income, gain or loss recognized as a consequence of the Plan and the distributions provided for thereby will depend upon, among other things, on (1) the manner in which a Holder acquired a Senior Note; (2) the length of time the Senior Note has been held; (3) whether the Senior Note was acquired at a discount; (4) whether the Holder has taken a bad debt deduction with respect to the Senior Note (or any portion thereof) in the current or prior years; (5) whether the Holder has previously included in income accrued but unpaid interest with respect to the Senior Note; (6) the Holder’s method of tax accounting; and (7) whether the Senior Note is an installment obligation for federal income tax purposes. Certain Holders of Senior Notes (such as foreign persons, S corporations, regulated investment companies, insurance companies, financial institutions, small business investment companies, broker-dealers and tax-exempt organizations) may be subject to special rules not addressed in this summary. There also may be state, local, and/or foreign income or other tax considerations or federal estate and gift tax considerations applicable to Holders of Senior Notes, which are not addressed herein. EACH

HOLDER OF A SENIOR NOTE AFFECTED BY THE PLAN IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE PLAN.

2.	Federal Income Tax Consequences if the Exchange Qualifies as a “Recapitalization.”

Pursuant to the Plan, Caraustar will issue New Secured Notes and New Common Stock to Holders of Senior Notes to discharge their Senior Notes Claims. The federal income tax consequences arising from the Plan to the Holders of Senior Notes will vary depending on, among other things, whether such Senior Notes and New Secured Notes constitute “securities” for federal income tax purposes. Neither the IRC nor the Treasury Regulations promulgated thereunder define the term security. The determination of whether a debt instrument constitutes a “security” depends upon an evaluation of the nature of the debt instrument, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for federal income tax purposes. Generally, corporate debt instruments with maturities when issued of less than five years are not considered securities, and corporate debt instruments with maturities when issued of ten years or more are considered securities. The 7  3/8% Senior Notes were issued on January 1, 1999 and mature on June 1, 2009, and had an original term of more than 10 years, while the 7  1/4% Senior Notes were issued on March 29, 2001 and mature on May 1, 2010, and had an original term of more than nine years. The Senior Notes should therefore constitute securities, but the New Secured Notes, which have a term to maturity of only five years, may not constitute securities. Each Holder is urged to consult its own tax advisor regarding the status of the Senior Notes and New Secured Notes as securities.

Assuming both the Senior Notes and New Secured Notes constitute “securities” for federal income tax purposes, the exchange of Senior Notes for New Secured Notes and New Common Stock (the “Exchange”) should constitute a “recapitalization” for federal income tax purposes. As a result, except as discussed below with respect to Claims for accrued interest and accrued market discount, a Holder of Senior Notes should not recognize gain or loss on the Exchange (other than with respect to any Claim for accrued interest). A Holder’s adjusted tax basis in its Senior Notes should be allocated among the New Secured Notes and New Common Stock based upon the relative fair market values thereof. The holding period for the New Secured Notes and New Common Stock will include the Holder’s holding period for the Senior Notes exchanged therefor.

If the Senior Notes constitute securities but the New Secured Notes do not, the Exchange should still constitute a recapitalization, but a Holder’s realized gain will be recognized to the extent of the fair market value of the New Secured Notes. A Holder would not be permitted to recognize any loss on such exchange.

Pursuant to the Plan, Caraustar will allocate for federal income tax purposes all distributions in respect of any Senior Notes Claim first to the principal amount of such Claim, and thereafter to accrued but unpaid interest. Certain legislative history indicates that an allocation of consideration between principal and interest provided for in a bankruptcy plan of reorganization is binding for federal income tax purposes. No assurance can be given, however, that the IRS will not challenge such allocation. If a distribution with respect to a Senior Note is entirely allocated to the principal amount thereof, a Holder may be entitled to claim a loss to the extent of any accrued but unpaid interest on the Senior Notes that was previously included in the Holder’s gross income. Holders of Senior Notes are urged to consult their own tax advisors regarding the particular federal income tax consequences to them of the treatment of accrued but unpaid interest, as well as the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income.

The market discount provisions of the IRC may apply to Holders of Senior Notes. In general, a debt obligation (other than a debt obligation with a fixed maturity of one year or less that is acquired by a Holder in the secondary market (or, in certain circumstances, upon original issuance)) is a “market discount bond” as to that Holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, the revised issue price) exceeds the adjusted tax basis of the bond in the Holder’s hands immediately after its acquisition. However, a debt obligation will not be a “market discount bond” if such excess is less than a statutory de minimis amount. A Holder should not be required to recognize any accrued but unrecognized market discount upon the disposition of its Senior Notes for New Secured Notes and New Common Stock pursuant to the Plan if such disposition is treated as a recapitalization for federal income tax purposes, although it may be required to recognize any accrued but unrecognized market discount as ordinary income upon a subsequent taxable disposition of its New Secured Notes and/or New Common Stock.

3.	Federal Income Tax Consequences if the Exchange Does Not Qualify as a “Recapitalization.”

If the Senior Notes do not constitute “securities” for federal income tax purposes, the Exchange will be a taxable exchange. As a result, a Holder of Senior Notes would generally recognize gain or loss in an amount equal to the difference between (1) the sum of the “issue price” of the New Secured Notes and the fair market value of the New Common Stock received in exchange for Senior Notes, and (2) the Holder’s adjusted tax basis in its Senior Notes. For this purpose, the issue price of the New Secured Notes will equal their fair market value if the New Secured Notes are considered to be publicly traded for federal income tax purposes, and if the Senior Notes are considered to be publicly traded but the New Secured Notes are not, then the issue price of the New Secured Notes will be the fair market value of the Senior Notes exchanged therefor. If neither the Senior Notes nor the New Secured Notes are considered to be publicly traded, then the issue price of the New Secured Notes will be their principal amount.

The character of such recognized gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Senior Notes in such Holder’s hands, whether the Senior Notes constitute a capital asset in the hands of the Holder, whether the Senior Notes were purchased at a discount, and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Senior Notes. Any such gain recognized would generally be treated as ordinary income to the extent that the New Secured Notes and New Common Stock are received in respect of accrued but unpaid interest or accrued market discount that, in either case, have not been previously taken into account under the Holder’s method of accounting. A Holder of Senior Notes recognizing a loss as a result of the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year. A Holder’s aggregate tax basis in the New Secured Notes and New Common Stock received in exchange for its Senior Notes would generally be equal to the aggregate fair market value of such New Secured Notes and New Common Stock on the Effective Date. The holding period for the New Secured Notes and New Common Stock received pursuant to the Plan would begin on the day after the Effective Date.

C.	FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF NEW SECURED NOTES

1.	Original Issue Discount.

It is expected that the New Secured Notes will be issued with original issue discount (“OID”) for federal income tax purposes. In general, a note with a term that exceeds one year will be treated as issued with OID if its “stated redemption price at maturity” (the sum of all payments to be made on the note other than “qualified stated interest”) exceeds its “issue price” by more than a de minimis amount (0.25% of the stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date). The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. The New Secured Notes will provide that Caraustar will, at its option, pay interest on the New Secured Notes either entirely in cash at a 10% rate or entirely by increasing the principal amount of the outstanding New Secured Notes at a 15% rate (“PIK Interest”). Because of the PIK Interest option, none of the interest payments on the New Secured Notes meets the definition of qualified stated interest. Thus, all payments of interest, whether in the form of cash or PIK Interest, will be included in the stated redemption price at maturity and will be accrued as OID.

The “issue price” of the New Secured Notes will depend upon whether a substantial amount of such Notes are traded on an “established securities market” during the 60-day period ending 30 days after the Effective Date, or whether a substantial amount of the New Secured Notes will be issued for Senior Notes that are so traded. Pursuant to Treasury Regulations, an “established securities market” need not be a national securities exchange. It is sufficient that the New Secured Notes or Senior Notes appear on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, or that price quotations for such notes are readily available from brokers, dealers or traders.

It is possible that a substantial amount of the New Secured Notes, although they will not be registered, may be viewed as traded on an established securities market for federal income tax purposes. It is also possible that a substantial amount of the Senior Notes that will be exchanged for such New Secured Notes will be treated as so traded. In either event, the “issue price” of the New Secured Notes will be their fair market value. If neither a substantial amount of the New Secured Notes nor a substantial amount of the Senior Notes exchanged for such Senior Notes are traded on an established securities market, then the issue price of the New Secured Notes generally will be their stated principal amount if, as should be the case, the stated interest rate for such New Secured Notes exceeds the applicable federal rate in effect on the Effective Date, as provided by IRS administrative guidance.

Under the rules governing OID, Holders of the New Secured Notes will be required, without regard to their method of accounting, to include OID in ordinary income over the period that they hold the New Secured Notes in accordance with a constant yield to maturity method, whether or not they receive a cash payment of interest on the New Secured Notes on the scheduled interest payment dates. The amount of OID that a Holder is required to include in income with respect to a taxable year is the sum of the “daily portions” of OID on the New Secured Notes for all days during such taxable year in which the Holder owns such New Secured Notes. The daily portions are determined by allocating to each day in an accrual period a ratable portion of the OID allocable to that accrual period. The accrual period for a New Secured Note may be of any length and may vary in length over the term of the New Secured Notes, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or final day of an accrual period. The amount of OID on a New Secured Note allocable to each accrual period other than the final accrual period is an amount equal to the product of the New Secured Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of a New Secured Note at the beginning of an accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any cash payments previously made on such New Secured Note. Under these rules, a Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. The “yield to maturity” of a New Secured Note is the discount rate that causes the present value of all principal and interest payments on such New Secured Note as of its issue date to equal the issue price of such New Note.

Under the OID rules, for purposes of determining the yield to maturity, Caraustar will be required to assume that it will or will not exercise the option to pay PIK Interest in a manner that minimizes the yield on the New Secured Notes. This assumption is solely for federal income tax purposes and does not constitute a representation by Caraustar regarding the actual amounts, or timing of amounts, that will be paid on the New Secured Notes. Since the PIK Interest rate is higher than the cash rate, Caraustar will be assumed not to exercise its option to pay PIK Interest, although this may not be true if the issue price of the New Secured Notes is less than their principal amount. Thus, with respect to any interest payment period for which that option is not in fact exercised, a Holder will not be required to adjust its OID calculation. If, contrary to the original assumption, Caraustar elects to pay PIK Interest with respect to an interest period, then, solely for purposes of determining the amount of OID, the New Secured Notes will be treated as retired and then reissued for an amount equal to their adjusted issue price at the end of such interest period and the yield to maturity of the New Secured Notes will be redetermined by treating the amount of interest that has been paid in the form of PIK Interest as a payment that will be made on the maturity date of such reissued New Secured Notes.

If the issue price of the New Secured Notes is sufficiently below their principal amount such that Caraustar is assumed to exercise its option to pay PIK Interest, then, with respect to any interest payment period for which that option is in fact exercised, a Holder will not be required to adjust its OID calculation. Such an assumption may be required if the “issue price” of the New Secured Notes is less than their stated principal amount. If, contrary to the original assumption, Caraustar elects to pay that interest in cash, such cash payment will not be treated as a payment of accrued interest, but instead as a pro rata prepayment in retirement of a portion of the New Secured Notes which may result in gain or loss to the Holders. The gain or loss is generally calculated by assuming that a New Secured Note consists of two instruments, one that is retired on the date of payment and one that remains outstanding. The adjusted issue price, a Holder’s adjusted basis and accrued but unpaid OID of the New Secured Note, determined immediately before the pro rata prepayment, are allocated between those two instruments based on the portion of the New Secured Note treated as retired.

Other than a pro rata prepayment discussed above, each payment made in cash under the New Secured Notes will be treated first as a payment of accrued OID that has not been allocated to prior payments and second as a payment of principal. A Holder generally will not be required to include separately in income cash payments received on the New Secured Notes to the extent such payments constitute payments of previously accrued OID. The payment of PIK Interest generally is not treated as a payment of interest for federal income tax purposes. Instead, the PIK Interest will be aggregated with the New Secured Notes for purposes of calculating OID.

If a Holder’s initial tax basis in the New Secured Notes is greater than the issue price of the New Secured Notes but less than the stated redemption price at maturity, such Holder generally will be considered to have “acquisition premium” with respect to the New Secured Notes, which may reduce the amount of OID that the Holder is required to include in taxable income. The stated redemption price at maturity generally will include all payments of principal and interest under the New Secured Notes, other than payments of qualified stated interest. Furthermore, if, immediately after the Effective Date, a Holder’s initial tax basis in its New Secured Notes exceeds the stated redemption price at maturity, the New Secured Notes would be treated as issued with bond premium, and no OID would be required to be included in the gross income of the Holder in respect of the New Secured Notes. In addition, a Holder may elect to amortize the bond premium. Any election to amortize bond premium applies to all taxable debt obligations held at the beginning of the first taxable year to which the election applies or acquired thereafter, and may not be revoked without the consent of the IRS.

Caraustar will report annually to the IRS and to Holders of record information with respect to the amount of OID accruing during the calendar year.

2.	Sale, Exchange, or Other Taxable Disposition of New Secured Notes.

A Holder will generally recognize capital gain or loss upon the sale, exchange, or other taxable disposition of New Secured Notes in an amount equal to the difference between (i) the amount realized by such Holder (less any amount attributable to accrued and unpaid interest not previously included in income, which will be treated as ordinary interest income) and (ii) such Holder’s adjusted tax basis in the New Secured Notes. Any such gain or loss will be long-term if the New Secured Notes have been held for more than one year. The deductibility of capital losses is subject to limitations.

A Holder should be aware that a subsequent sale or other taxable disposition of New Secured Notes may be affected by the market discount provisions of the IRC. These rules generally provide that if a Holder of Senior Notes purchased such Senior Notes at a market discount in excess of a de minimis amount, and exchanges Senior Notes for New Secured Notes in a tax-free recapitalization, as described in Section XI.B.2 of this Disclosure Statement, and thereafter recognizes gain upon a disposition (including a partial redemption) of New Secured Notes received in exchange for such Senior Notes, the lesser of such gain or the portion of the market discount that accrued while Senior Notes and New Secured Notes were held by such Holder will be treated as ordinary interest income at the time of disposition. In addition, deductions for interest expense on indebtedness incurred or continued to purchase or carry such Senior Notes could be deferred, in whole or in part, until the market discount is recognized as income unless the Holder made an election to report market discount as gross income as it accrues. Therefore, if a Holder of the Senior Notes did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Senior Notes, such deferred amounts would become deductible at the time the New Secured Notes are disposed of in a taxable disposition, up to the amount of gain that the Holder recognizes in such disposition.

3.	Non-US Persons.

A Holder of a Senior Note that is a Non-US Person generally will not be subject to United States federal income tax with respect to property (including money) received in exchange for such Claim pursuant to the Plan, unless (i) such Holder is engaged in a trade or business in the United States to which income, gain or loss from the exchange is “effectively connected” for United States federal income tax purposes, or (ii) if such Holder is an individual, such Holder is present in the United States for 183 days or more during the taxable year of the exchange and certain other requirements are met.

D.	FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF NEW COMMON STOCK

The gross amount of any distribution of cash or property made to a Holder with respect to New Common Stock generally will be includible in a Holder’s gross income as dividend income to the extent such distributions are paid out of Caraustar’s current or accumulated earnings and profits as determined under federal income tax principles. A distribution which is treated as a dividend for federal income tax purposes may qualify for the 70% dividends received deduction if such amount is distributed to a Holder that is a corporation and certain holding period and taxable income requirements are satisfied. Any dividend received by a corporate Holder may be subject to the “extraordinary dividend” provisions of the IRC. A distribution in excess of Caraustar’s current and accumulated earnings and profits will be treated as a return of capital to the extent of the Holder’s adjusted tax basis in its New Common Stock and will be applied against and reduce such basis dollar-for-dollar (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent taxable disposition of the New Common Stock). To the extent that such distribution exceeds the Holder’s adjusted tax basis in its New Common Stock, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such Holder’s holding period in its New Common Stock exceeds one year as of the date of the distribution. Dividends received by non-corporate Holders in taxable years beginning before January 1, 2011 may qualify for a reduced rate of taxation if certain holding period and other requirements are met.

A Holder generally will recognize capital gain or loss on the sale, exchange or other taxable disposition of any of its New Common Stock in an amount equal to the difference, if any, between the amount realized for the New Common Stock and the Holder’s adjusted tax basis in the New Common Stock. To the extent that the Holder had accrued market discount with respect to its Senior Notes exchanged for the New Common Stock, a portion of the Holder’s gain will be ordinary income. Capital gains of non-corporate Holders derived with respect to a sale, exchange or other disposition of New Common Stock held for more than one year may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Holders are urged to consult their own tax advisors regarding such limitations.

E.	FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OUTSTANDING COMMON STOCK INTERESTS

Pursuant to the Plan, all Caraustar Equity Interests (the “Existing Stock”) will be cancelled, annulled and extinguished, and Holders of the Existing Stock will receive their pro rata shares of $2,900,000 in consideration of the cancellation of their Existing Stock. As a result, each such Holder generally should recognize gain or loss equal to the difference between the Holder’s tax basis in such Existing Stock (taking into account any loss with respect to such Existing Stock that may have been claimed by the Holder) and the Holder’s share of the cash consideration. In general, if the Holder held its Existing Stock as a capital asset, the loss will be treated as a loss from the sale or exchange of a capital asset. The capital loss will be long-term if the Holder held the Existing Stock for more than one year and otherwise will be short-term. Any capital losses realized generally may be used by a corporate Holder only to offset capital gains, and by an individual Holder only to the extent of capital gains plus $3,000 of other income.

F.	INFORMATION REPORTING AND BACKUP WITHHOLDING

Certain payments, including payments in respect of accrued interest, are generally subject to information reporting by the payor to the IRS. Moreover, such reportable payments are subject to backup withholding (currently at a rate of 28%) under certain circumstances. Under the IRC’s backup withholding rules, a United States Holder may be subject to backup withholding at the applicable rate with respect to certain distributions or payments pursuant to the Plan, unless the Holder (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the Holder is a United States person, that the taxpayer identification number is correct and that the Holder is not subject to backup withholding because of a failure to report all dividend and interest income.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a Holder’s United States federal income tax liability, and a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

G.	IMPORTANCE OF OBTAINING PROFESSIONAL TAX ADVICE

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN, INCLUDING WITH RESPECT TO TAX REPORTING AND RECORD KEEPING REQUIREMENTS.

XII. CERTAIN FEDERAL AND STATE SECURITIES LAW CONSIDERATIONS

A.	EXEMPTION FROM REGISTRATION REQUIREMENTS FOR NEW SECURITIES

Upon consummation of the Plan, the Debtors will rely on section 1145 of the Bankruptcy Code to exempt the issuance of the New Secured Notes (and the related Subsidiary Guarantees) and the New Common Stock from the registration requirements of the Securities Act and of any state securities or “blue sky” laws. Section 1145 of the Bankruptcy Code exempts from registration the offer or sale of securities of the debtor or a successor to a debtor under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, the debtor or a successor to the debtor under the Plan. The Debtors believe that Reorganized Caraustar is a successor to Caraustar under the Plan for purposes of section 1145 of the Bankruptcy Code and that the offer and sale of the New Secured Notes (and the related Subsidiary Guarantees) and the New Common Stock under the Plan satisfies the requirements of section 1145 and is therefore exempt from the registration requirements of the Securities Act and state securities laws.

B.	SUBSEQUENT TRANSFERS OF NEW SECURITIES

In general, recipients of New Secured Notes and New Common Stock will be able to resell the securities without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder of such stock is an “underwriter” within the meaning of section 1145(b) of the Bankruptcy Code. In addition, the New Common Stock generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of New Secured Notes and New Common Stock issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Section 1145(b) of the Bankruptcy Code defines “underwriter” as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for such claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is an “issuer” of the relevant security, as such term is used in Section 2(11) of the Securities Act. Under Section 2(11) of the Securities Act, an “issuer” includes any “affiliate” of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer.

To the extent that recipients of New Secured Notes or New Common Stock under the Plan are deemed to be “underwriters,” the resale of the New Common Stock by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable laws. Persons deemed to be underwriters may, however, be permitted to sell such New Common Stock pursuant to Securities Act Rule 144. This rule permits the public resale of securities received by “underwriters” if current information regarding the issuer is publicly available and if certain volume limitations and other conditions are met.

GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER WITH RESPECT TO NEW SECURED NOTES OR NEW COMMON STOCK, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN NEW SECURED NOTES OR THE SHARES OF NEW COMMON STOCK UNDER THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES WITHOUT REGISTRATION UNDER THE SECURITIES ACT.

XIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed, the alternatives include (a) continuation of the Chapter 11 Cases and formulation of an alternative plan or plans of reorganization or (b) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code. Each of these possibilities is discussed in turn below.

A.	CONTINUATION OF THE CHAPTER 11 CASES

If the Debtors remain in chapter 11, the Debtors could continue to operate their businesses and manage their properties as Debtors-in-Possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether the Debtors could continue as viable going concerns in protracted Chapter 11 Cases. The Debtors could have difficulty operating with the high costs, operating financing and the eroding confidence of their customers and trade vendors, if the Debtors remained in chapter 11. It is highly unlikely that the Debtors would be able to find alternative bank financing if the DIP Facility Agreement were terminated. If the Debtors were able to obtain financing and continue as a viable going concern, the Debtors (or other parties in interest) could ultimately propose another plan or attempt to liquidate the Debtors under chapter 7 or chapter 11. Such plans might involve either a reorganization and continuation of the Debtors’ businesses, or an orderly liquidation of their assets, or a combination of both.

B.	LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

If the Plan is not confirmed, the Debtors’ Chapter 11 Cases could be converted to liquidation cases under chapter 7 of the Bankruptcy Code. In chapter 7, a trustee would be appointed to promptly liquidate the assets of the Debtors.

The Debtors believe that in a liquidation under chapter 7, before creditors received any distributions, additional administrative expenses involved in the appointment of a trustee and attorneys, accountants, and other professionals to assist such trustee, along with an increase in expenses associated with an increase in the number of unsecured claims that would be expected, would cause a substantial diminution in the value of the estates. The assets available for distribution to creditors and equity holders would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of the Debtors’ operations and the failure to realize the greater going concern value of the Debtors’ assets.

The Debtors could also be liquidated pursuant to the provisions of a chapter 11 plan of reorganization. In a liquidation under chapter 11, the Debtors’ assets could be sold in a more orderly fashion over a longer period of time than in a liquidation under chapter 7. Thus, chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values being received and higher administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distributions to the holders of Claims under a chapter 11 liquidation plan probably would be delayed substantially.

XIV. CONCLUSION AND RECOMMENDATION

The Debtors believe that confirmation of the Plan is preferable to the alternatives described above because it provides the greatest distributions and opportunity for distributions to holders of Claims against and Interests in any of the Debtors. In addition, any alternative to confirmation of the Plan could result in extensive delays and increased administrative expenses.

Accordingly, the Debtors urge all holders of Claims and Interests entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they are received no later than [    ] p.m., prevailing Eastern Time, on [            ,     ], 2009.

Dated: May 31, 2009

Respectfully submitted,

CARAUSTAR INDUSTRIES, INC. (for itself and on behalf of the Affiliate Debtors, as Debtors and Debtors-in-Possession)

By:	/s/ Wilma Elizabeth Beaty
Wilma Elizabeth Beaty
Vice President, General Counsel and Secretary

KING & SPALDING LLP

James A. Pardo, Jr.

Georgia Bar No. 561206

jpardo@kslaw.com

Mark M. Maloney

Georgia Bar No. 468104

mmaloney@kslaw.com

Michelle L. Carter

Georgia Bar No. 114571

mcarter@kslaw.com

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Telephone: (404) 572-4600

Facsimile: (404) 572-5100

Proposed Counsel to the Debtors and Debtors-in-Possession